Exhibit 2.1

Execution Version

ARRANGEMENT AGREEMENT

dated as of August 13, 2017

by and among

NABORS INDUSTRIES LTD.

NABORS MAPLE ACQUISITION LTD.

-and-

TESCO CORPORATION

i

ii

iii

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is made as of August 13, 2017,

BETWEEN:

NABORS INDUSTRIES LTD., a Bermuda exempted company (“Parent”);

NABORS MAPLE ACQUISITION LTD., a corporation organized under the laws of Alberta, Canada (“AcquisitionCo”);

- and -

TESCO CORPORATION, a corporation organized under the laws of Alberta, Canada (the “Company”).

RECITALS:

WHEREAS AcquisitionCo proposes to acquire all of the issued and outstanding Company Shares (the “Acquisition”);

WHEREAS AcquisitionCo is a wholly-owned subsidiary of Parent;

WHEREAS the Parties intend to carry out the Acquisition by way of an arrangement under section 193 of the ABCA substantially on the terms and conditions set forth in the Plan of Arrangement (annexed hereto as Schedule A);

WHEREAS the Company Board has unanimously: (i) determined that the Arrangement is in the best interests of the Company; (ii) determined that the Arrangement is fair to the Company Shareholders; (iii) approved the Arrangement and the entering into of this Agreement; (iv) resolved to recommend that the Company Securityholders vote in favor of the Arrangement; and (v) approved each other Transaction Agreement to which the Company is a party; and

WHEREAS the Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to such transaction;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

ARTICLE I
INTERPRETATION

Section 1.1            Definitions.  In this Agreement, unless the context otherwise requires:

“2017 STIP” has the meaning set forth in Section 5.5(e);

“ABCA” means the Business Corporation Act (Alberta);

“Acquisition Proposal” has the meaning set forth in Section 5.3(a);

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.3(b)(i);

“affiliate” has the meaning set forth in the Securities Act;

“Agreement” means this Arrangement Agreement, including all schedules annexed to this Arrangement Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Arrangement” means the proposed arrangement under the ABCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to such arrangement made in accordance with Section 7.4 of this Agreement or Section 6.1 of the Plan of Arrangement or made at the direction of the Court in the Final Order (provided that any such amendment or variation is acceptable to both Parent and the Company, each acting reasonably);

“Arrangement Resolution” means the special resolution of the Company Securityholders approving the Plan of Arrangement which is to be considered at the Company Meeting substantially in the form of Schedule B hereto;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement to be filed with the Registrar after the Final Order is made, which shall be in form and content satisfactory to Parent and the Company, each acting reasonably;

“Authorization” means any authorization, order, permit, approval, grant, license, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation, of, from or required by any Governmental Entity;

“Bump Transactions” has the meaning set forth in Section 4.1(p);

“Business Day” means any day, other than a Saturday, a Sunday or a day on which the banks in New York or Calgary are authorized by Law or executive order to be closed;

“CCA” means the Competition Act, R.S.C. 1985, c. C-34;

“CCA Clearance” means, if the Parties determine that the transactions contemplated hereby exceed the applicable thresholds under Part IX of the CCA, then either: (A) the receipt of an advance ruling certificate pursuant to section 102 of the CCA in respect of the transactions contemplated hereby; or (B) both of (i) the expiry, waiver or termination of any applicable waiting periods under Part IX of the CCA and (ii) written confirmation shall have been received from the Commissioner of Competition that he does not, at that time, intend to make an application under Section 92 of the CCA in respect of the transactions contemplated hereby;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Registrar pursuant to Section 193 of the ABCA in respect of the Articles of Arrangement;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Company Acquisitions” has the meaning set forth in Section 4.1(e);

“Company Affiliate Transaction” has the meaning set forth in Section 3.1(u);

“Company Board” means the board of directors of the Company as the same is constituted from time to time;

“Company Change in Recommendation” has the meaning set forth in Section 7.2(d);

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to such materials and enclosures with such materials, to be sent to the Company Securityholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time;

“Company Contracts” has the meaning set forth in Section 3.1(i)(i);

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent as of the date of this Agreement;

“Company Employee Benefit Plan” means any employee benefit plan, program, policy, practice, agreement, or other arrangement providing benefits to any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is entered into, sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any health, medical, dental, vision care, drug, disability, accidental death and dismemberment insurance, life insurance, supplemental unemployment benefit and any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan (both registered and non-registered) within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any post-retirement benefits, bonus, incentive, deferred compensation, vacation, overtime, insurance, stock purchase, stock option, equity award, equity-linked award, severance, employment, change of control or fringe benefit plan, program, policy, practice, agreement, or arrangement, but excluding each employee benefit plan, program, policy, practice, agreement, or other arrangement maintained and/or operated by a Governmental Entity and subject to the applicable Laws of any jurisdiction outside the United States and Canada;

“Company Intellectual Property” has the meaning set forth in Section 3.1(p);

“Company Meeting” means the special meeting of Company Securityholders, including any adjournment or postponement thereof, to be called and held after the date hereof in accordance with the Interim Order to consider the Arrangement Resolution;

“Company Option” means each option to acquire Company Shares granted under any of the Company Stock Incentive Plans or otherwise;

“Company Permitted Liens” has the meaning set forth in Section 3.1(o)(i);

“Company Permits” has the meaning set forth in Section 3.1(f)(i);

“Company Public Documents” means all publicly available reports, schedules, registration statements and other documents filed by the Company since January 1, 2017 with any applicable Securities Authority;

“Company Qualified Plans” has the meaning set forth in Section 3.1(j)(iii);

“Company Real Properties” has the meaning set forth in Section 3.1(o)(ii);

“Company Real Property Leases” has the meaning set forth in Section 3.1(o)(iii);

“Company Restricted Stock Unit” means each award of a right entitling the recipient to receive, upon vesting or settlement as applicable, Company Shares or a cash amount based on the value of Company Shares, including the right to receive such payment on a deferred basis, and including such awards referred to as performance stock units or otherwise based on the achievement of performance metrics;

“Company Securityholders” means, collectively, the holders of Company Shares, Company Options and/or Company Restricted Stock Units;

“Company Shareholders” means the holders of Company Shares;

“Company Shares” means the common shares, without par value, of the Company;

“Company Stock Incentive Plans” means, collectively, the Amended and Restated Company 2005 Incentive Plan, the Company 2017 Long-Term Incentive Plan and the Company Employee Stock Savings Plan;

“Company Termination Fee” has the meaning set forth in Section 7.3(b)(i);

“Company Top Customers” has the meaning set forth in Section 3.1(t);

“Confidentiality Agreement” means the confidentiality agreement between Parent and the Company, dated May 19, 2017;

“Consideration” means the consideration payable to Company Shareholders for their Company Shares, calculated and payable in accordance with the Plan of Arrangement;

“Continuing Employee” has the meaning set forth in Section 5.5(a);

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) to which a Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

“Court” means the Court of Queen’s Bench of Alberta;

“Depositary” means such Person as Parent and the Company may jointly appoint, each acting reasonably, to act as depositary in relation to the Arrangement;

“Disclosed Personal Information” has the meaning set forth in Section 5.12(b);

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“Effective Date” means the date of the Articles of Arrangement, as filed with the Registrar;

“Effective Time” has the meaning set forth in the Plan of Arrangement;

“Environmental Claim” has the meaning set forth in Section 3.1(q)(ii);

“Environmental Law” has the meaning set forth in Section 3.1(q)(i);

“Environmental Permits” has the meaning set forth in Section 3.1(q)(i);

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder;

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

“Event” means any event, occurrence, state of facts, circumstance, condition, effect or change;

“Existing D&O Policy” has the meaning set forth in Section 5.8(b);

“Fairness Opinion” means the opinion of J.P. Morgan Securities LLC, dated the date of this Agreement and addressed to the Company Board, to the effect that, as of the date of such opinion, and subject to the qualifications, considerations, assumptions and limitations set forth therein, the Consideration to be received by the Company Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Company Shareholders;

“Final Order” means the final order of the Court pursuant to Section 193 of the ABCA, in a form acceptable to Parent and the Company, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both Parent and the Company, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Parent and the Company, each acting reasonably) on appeal;

“GAAP” means generally accepted accounting principles in the United States;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry, bureau or agency, domestic or foreign; (b) except for the purposes of Section 6.1(c), any stock exchange; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;

“Hazardous Materials” has the meaning set forth in Section 3.1(q)(iii);

“HSR Act” has the meaning set forth in Section 3.1(c)(iii);

“Indemnified Parties” has the meaning set forth in Section 5.8(a);

“Infringe” has the meaning set forth in Section 3.1(p);

“Insiders” means, with respect to a Person, those officers and directors of such Person who are subject to the reporting requirements of Section 16(a) of the U.S. Exchange Act and who are listed in the Section 16 Information;

“Insurance Amount” has the meaning set forth in Section 5.8(b);

“Interim Order” means the interim order of the Court contemplated by Section 2.3 of this Agreement and made pursuant to Section 193(4) of the ABCA, in a form acceptable to Parent and the Company, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of Parent and the Company, each acting reasonably;

“IRS” means the United States Internal Revenue Service;

“Law” or “Laws” means any domestic or foreign, federal, state, provincial or local law (statutory, common or otherwise), constitution, by-law, ordinance, principle of law and equity, rule, injunction, determination, award, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity, and any terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity (including, for greater certainty, the Securities Laws), and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are binding upon or applicable to such Party and/or its Subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its Subsidiaries or its or their business, undertaking, property or securities;

“Liens” means any hypothecations, mortgages, pledges, assignments, liens, charges, security interests, encumbrances, adverse rights or claims, other third party interests, deeds of trust, leases, licenses, conditions, covenants, restrictions, options to purchase or lease or otherwise acquire any interest, easements, encroachments, rights of way or other title defects, third party rights or encumbrances of any kind or nature, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Market Value” means 0.68 multiplied by the closing price of one Parent Share on the NYSE on the last trading day prior to the Effective Date;

“Material Adverse Effect” means, with respect to the Company, on the one hand, or Parent, on the other hand, any Event that is material and adverse to the financial condition, businesses or results of operations of the Company and its Subsidiaries taken as a whole (with respect to the Company) or Parent and its Subsidiaries taken as a whole (with respect to the Parent); provided that, a “Material Adverse Effect” shall be deemed not to include any Event to the extent resulting from one or more of the following:  (A) changes in prevailing economic or market conditions of the securities, credit or financial markets in the United States or elsewhere (except to the extent those changes have a disproportionate effect on the Company and its Subsidiaries taken as a whole (with respect to the Company) or Parent and its Subsidiaries taken as a whole (with respect to the Parent) relative to other similarly situated participants in the industries in which they operate), (B) changes or events, affecting the industries in which it or they operate generally, including changes in market prices (except to the extent those changes or events have a disproportionate effect on the Company and its Subsidiaries taken as a whole (with respect to the Company) or Parent and its Subsidiaries taken as a whole (with respect to the Parent) relative to other similarly situated participants in the industries in which they operate), (C) changes in GAAP applicable to the Company and its Subsidiaries taken as a whole (with respect to the Company) or Parent and its Subsidiaries taken as a whole (with respect to the Parent), (D) changes in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity, including any sanctions brought against any country by any other country (in each case except to the extent those changes have a disproportionate effect on the Company and its Subsidiaries taken as a whole (with respect to the Company) or Parent and its Subsidiaries taken as a whole (with respect to the Parent) relative to other similarly situated participants in the industries in which they operate in the effected countries), (E) any weather-related or other force majeure event, including any outbreak of major hostilities in which the United States or Canada is involved or any act of terrorism within the United States or Canada or directed against their facilities or citizens wherever located (except to the extent those events have a disproportionate effect on the Company and its Subsidiaries taken as a whole (with respect to the Company) or Parent and its Subsidiaries taken as a whole (with respect to the Parent) relative to other similarly situated participants in the industries in which they operate), (F) any failure, in and of itself, by the Company and its Subsidiaries taken as a whole (with respect to the Company) or Parent and its Subsidiaries taken as a whole (with respect to the Parent) to meet any internal or published projections or forecasts in respect of revenues, earnings or other financial or operating metrics (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect), (G) changes in the trading prices or trading volume of the Company’s capital stock or its debt instruments (with respect to the Company) or changes in the trading prices or trading volume of the Parent’s capital stock or its debt instruments (with respect to the Parent) (it being understood that the facts or occurrences giving rise to or contributing to such change in trading prices or trading volume may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect), or (H) changes or events occurring as a result of the announcement of this Agreement and the transactions contemplated hereby, or any actions expressly required to be taken by this Agreement or consented to in writing by Parent (with respect to the Company) or the Company (with respect to the Parent);

“material fact” and “material change” have the meanings set forth in the Securities Act;

“misrepresentation” has the meaning set forth in the Securities Act and, includes for the purposes of Securities Laws in the United States, any untrue statement of a material fact or omission to state any material fact required to be stated or necessary in order to make statements, in light of the circumstances under which they were made, not misleading;

“MI 61-101” means Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions;

“NASDAQ” means the NASDAQ Stock Market;

“New Plans” has the meaning set forth in Section 5.5(b);

“Non-US Company Plan” has the meaning set forth in Section 3.1(j)(viii);

“Merger Control Law” has the meaning set forth in Section 3.1(c)(iii);

“NYSE” means the New York Stock Exchange;

“Outside Date” has the meaning set forth in Section 7.2(c);

“Parent Board” means the board of directors of Parent as the same is constituted from time to time;

“Parent Contracts” has the meaning set forth in Section 3.2(i);

“Parent Disclosure Letter” has the meaning set forth in Section 3.2;

“Parent Employee Benefit Plan” means any employee benefit plan, program, policy, practice, agreement, or other arrangement providing benefits to any current or former employee, consultant, officer or director of Parent, AcquisitionCo or any other Subsidiary of Parent or any beneficiary or dependent thereof that is entered into, sponsored or maintained by any of Parent, AcquisitionCo or any other Subsidiary of Parent, whether or not written, including any health, medical, dental, vision care, drug, disability, accidental death and dismemberment insurance, life insurance, supplemental unemployment benefit and any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan (both registered and non-registered) within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any post-retirement benefits, bonus, incentive, deferred compensation, vacation, overtime, insurance, stock purchase, stock option, equity award, equity-linked award, severance, employment, change of control or fringe benefit plan, program, policy, practice, agreement, or arrangement, but excluding each employee benefit plan, program, policy, practice, agreement, or other arrangement maintained and/or operated by a

Governmental Entity and subject to the applicable Laws of any jurisdiction outside the United States and Canada;

“Parent Equity Award” means an award of Parent Shares issued under any Parent Employee Benefit Plan, or the right to acquire Parent Shares pursuant to the terms of any Parent Employee Benefit Plan;

“Parent Intellectual Property” has the meaning set forth in Section 3.2(p);

“Parent Permitted Liens” has the meaning set forth in Section 3.2(o)(i);

“Parent Permits” has the meaning set forth in Section 3.2(f);

“Parent Preferred Shares” means the shares of preferred stock, par value $0.001, of Parent;

“Parent Public Documents” means all publicly available reports, schedules, registration statements and other documents filed by Parent since January 1, 2017 with any applicable Securities Authority;

“Parent Qualified Plans” has the meaning set forth in Section 3.2(j)(ii);

“Parent Real Properties” has the meaning set forth in Section 3.2(o)(i)i;

“Parent Real Property Leases” has the meaning set forth in Section 3.2(o)(iii);

“Parent Shareholders” means the holders of Parent Shares;

“Parent Shares” means the shares of common stock, par value $0.001, of Parent;

“Parent Title IV Plan” has the meaning set forth in Section 3.2(j)(ii);

“Parties” means the Company and Parent, and “Party” means any of them;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement of the Company, substantially in the form of Schedule A hereto, and any amendments or variations to such plan made in accordance with Section 7.4 hereof or the Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of Parent and the Company, each acting reasonably;

“Pre-Acquisition Reorganization” has the meaning set forth in Section 4.1(p);

“proceedings” has the meaning set forth in Section 3.1(h)(3);

“Purchaser” means Parent or AcquisitionCo;

“Registrar” means the registrar appointed under Section 263 of the ABCA;

“Regulatory Approvals” means any material approvals, decisions, clearances or confirmations that are required under Merger Control Laws or otherwise in order to complete the Arrangement;

“Representatives” has the meaning set forth under Section 5.1;

“Requisite Approval” has the meaning set forth in Section 2.3(b);

“SEC” means the United States Securities and Exchange Commission;

“SEC Resolution Date” means the date on which the staff of the SEC advises the Company that it has no comments, or no further comments, with respect to the Company Circular;

“Section 16 Information” means information accurate in all material respects regarding the Insiders of a Person, the number of shares of the capital stock held by each such Insider, and the number and description of options, stock appreciation rights, restricted shares and other stock-based awards held by each such Insider.

“Securities Act” means the Securities Act, R.S.A. 2000, c. S-4;

“Securities Authorities” means the securities commissions and other securities regulatory authorities in each of the provinces and territories of Canada, the SEC and the applicable securities commissions and other securities regulatory authorities in each of the states and territories of the United States (as applicable), as well as the NYSE and NASDAQ;

“Securities Laws” means:

(a)           in Canada, the Securities Act, together with all other applicable provincial and territorial securities Laws, rules and regulations and published instruments and policies thereunder;

(b)           in the United States, the U.S. Exchange Act and the U.S. Securities Act, together with all other applicable state and local securities Laws, rules and regulations and published policies thereunder; and

(c)           the policies and rules of the NYSE and NASDAQ, as applicable;

“Significant Subsidiary” means any Subsidiary of the Company or Parent, as the case may be, that constitutes a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC;

“Subsidiary” has the meaning set forth in the Securities Act;

“Superior Proposal” means a bona fide written Acquisition Proposal that the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, regulatory, timing and other aspects of the proposal, all conditions contained therein and the Person making the proposal, is more favorable to the Company Shareholders, from a financial point of view, than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by the Company in response to such Acquisition Proposal); provided that, for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(a), except that the reference to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to greater than 50%;

“Tax Act” means the Income Tax Act (Canada);

“Tax” or “Taxes” means any and all taxes, including: (a) all federal, state, provincial, local, municipal, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, franchising, health, employee health, workers’ compensation, severance, education, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments imposed by any Governmental Entity together with all penalties, interest, fines and additions to tax thereon and (b) any liability in respect of any items described in clause (a) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6 (or any similar provision of law) or otherwise;

“Tax Return” means any return, declaration, report, election, notice, form, designation, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to, or required to be supplied to, a Governmental Entity;

“Transaction Agreements” means this Agreement and all other agreements required to be entered into by any of the Parties to effect the transactions contemplated by this Agreement;

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934;

“U.S. Securities Act” means the United States Securities Act of 1933;

“Violation” has the meaning set forth in Section 3.1(c)(ii); and

“Voting Debt” has the meaning set forth in Section 3.1(b)(ii).

Section 1.2            Interpretation Not Affected by Headings.  The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the

Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

Section 1.3            Number and Gender.  In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

Section 1.4            Date for Any Action.  If the date on which any action is required to be taken pursuant to this Agreement by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.5            Currency.  Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States and “$” refers to U.S. dollars.

Section 1.6            Accounting Matters.  Unless otherwise stated, all accounting terms used in this Agreement in respect of the Parties shall have the meanings given to such terms under GAAP and all determinations of an accounting nature in respect of the Parties required to be made shall be made in accordance with GAAP consistently applied.

Section 1.7            Knowledge.  In this Agreement, references to (i) “the knowledge of the Company” or “the Company’s knowledge” means the actual knowledge of Fernando R. Assing, Christopher L. Boone and Brian T. Kelly after reasonable inquiry and (ii) “the knowledge of Parent” or “Parent’s knowledge” means the actual knowledge of Anthony G. Petrello, William Restrepo and Julia Wright after reasonable inquiry.

Section 1.8            Schedules.  The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A            —            Form of Plan of Arrangement

Schedule B            —            Form of Arrangement Resolution

Section 1.9            Other Definitional and Interpretive Provisions.

(a)           References in this Agreement to the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by those words or words of like import.

(b)           Any capitalized terms used in any exhibit or Schedule but not otherwise defined therein, shall have the respective meanings as defined in this Agreement.

(c)           Any reference to a number of days shall refer to calendar days unless Business Days are specified.

(d)           The words “hereof”, “herein”, “hereto”, “hereunder”, and “hereby” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e)           References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any person include the successors and permitted assigns of that person.

(f)            References to a particular statute or other particular Law shall be to such statute or other Law and the rules, regulations and published legally binding policies made thereunder, as in force as at the date of this Agreement, and as the same may be amended, reenacted, consolidated or replaced from time to time (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute or other Law shall be deemed to refer to such statute or other Law, as amended, and to any rules or regulations made thereunder, in each case, as of such date), and any successor statute or other Law, unless otherwise expressly provided, supplements or supersedes any such statute or other Law or any such rule, regulation or legally binding policy.

ARTICLE II
THE ARRANGEMENT

Section 2.1            Arrangement.  Parent, AcquisitionCo and the Company agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

Section 2.2            AcquisitionCo.  Parent shall cause AcquisitionCo to perform all of its obligations under the Plan of Arrangement.

Section 2.3            Interim Order.  As soon as reasonably practicable following the date hereof, but in no event later than three Business Days following the SEC Resolution Date, the Company shall, in a manner acceptable to Parent, acting reasonably, pursuant to Section 193 of the ABCA, prepare, file and diligently pursue an application to the Court for the Interim Order, the preamble of such Interim Order shall include, among other things, that it is Parent’s intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Parent Shares pursuant to the Arrangement, based on the Court’s approval of the Arrangement; and such Interim Order shall provide unless otherwise agreed by Parent and Company, among other things:

(a)           for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b)           (b)           that the requisite approval for the Arrangement Resolution (the “Requisite Approval”) shall be (i) two-thirds of the votes cast on the Arrangement Resolution by the Company Securityholders present in Person or represented by proxy at the Company Meeting and voting together as a single class and (ii) if required by Securities Laws in Canada, by a majority of the votes cast by the Company Shareholders present in person or represented by proxy at the Company Meeting after excluding the votes by those persons whose votes are required to be excluded under MI 61-101;

(c)           that, in all other respects, the terms, conditions and restrictions of the Company articles and by-laws, including quorum requirements and other matters, shall apply in respect of the Company Meeting;

(d)           for the grant of Dissent Rights to the registered Company Shareholders;

(e)           for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)            that the Company Meeting may be adjourned or postponed from time to time by the Company Board subject to the terms of this Agreement without the need for additional approval of the Court;

(g)           confirmation of the record date for the purposes of determining the Company Securityholders entitled to receive material and vote at the Company Meeting in accordance with the Interim Order;

(h)           that the record date for Company Securityholders entitled to notice of and to vote at the Company Meeting will not change in respect of any adjournment(s) of the Company Meeting, unless required by Securities Laws; and

(i)            for such other matters as Parent may reasonably require, subject to obtaining the prior consent of the Company, such consent not to be unreasonably withheld or delayed.

Section 2.4            Company Meeting.  Subject to the receipt of the Interim Order, the terms and conditions thereof and the terms of this Agreement:

(a)           The Company will convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s articles, by-laws and applicable Law as soon as reasonably practicable (and the Company agrees to use reasonable efforts to cause the Company Meeting to occur by the date that is forty (40) days from the date of the Interim Order).  The Company will, in consultation with and subject to the approval of Parent, fix and publish a record date for the purposes of determining the Company Shareholders entitled to receive notice of and vote at the Company Meeting.

(b)           The Company shall not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Company Meeting without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed), except (i) in the case of adjournment, as required by Law, or (ii) as otherwise permitted under this Agreement.

(c)           Subject to the terms of this Agreement, the Company shall solicit proxies in favor of the Arrangement Resolution and take all actions that are reasonably necessary or desirable to seek the approval of the Arrangement by Company Securityholders, provided that the Company shall not be required to continue to solicit proxies if there has been a Company Change in Recommendation as permitted by this Agreement and this Agreement is terminated pursuant to Section 7.2(d) and the Company pays to Parent the Company Termination Fee in accordance with Section 7.3.

(d)           The Company will give prior notice to Parent of the Company Meeting and allow Parent’s representatives (including any legal advisor) to attend the Company Meeting.

(e)           The Company will promptly advise Parent of any written notice of exercise or purported exercise by any registered holder of Company Shares of Dissent Rights received by the Company in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by the Company and, subject to applicable Laws, will provide Parent with an opportunity to review and comment upon any written communications sent by or on behalf of the Company to any registered holder of Company Shares exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution.

(f)            The Company will instruct its transfer agent and registrar to advise Parent as Parent may reasonably request, and at least on a daily basis on each of the last five Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution.

Section 2.5            Company Circular.

(a)           The Company shall:

(i)            as promptly as reasonably practicable following the date hereof, prepare the Company Circular together with any other documents required by applicable Laws and file the preliminary Company Circular with the SEC;

(ii)           (A) promptly notify Parent’s counsel upon the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC, or any request from the SEC or the staff of the SEC for amendments or supplements to the preliminary Company Circular, (B) promptly provide Parent’s counsel with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, (C) use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Company Circular and (D) prior to submitting to the SEC or the staff of the SEC any response to any comments of the SEC or the staff of the SEC with respect to the Company Circular, provide Parent and its counsel a reasonable opportunity to review and comment on such response, and consider, in good faith, incorporating any such comments of Parent and/or its counsel prior to such submission;

(iii)          as promptly as reasonably practicable after the SEC Resolution Date, but in no event more than ten (10) days following the date of the Interim Order, file the final Company Circular in all jurisdictions and with all Governmental Entities and Securities Authorities where the same is required to be filed; and

(iv)          as promptly as reasonably practicable, but in no event more than ten (10) days following the date of the Interim Order, mail the Company Circular as required under applicable Laws and by the Interim Order (and the Company agrees to use reasonable efforts to cause the mailing date of the Company Circular to occur by the date that is 60 days from the date hereof).

(b)           On the date of mailing thereof, the Company shall ensure that the Company Circular complies in all material respects with all applicable Laws and the Interim Order and shall contain sufficient detail to permit the Company Securityholders to form a reasoned judgment concerning the matters to be placed before them at the Company Meeting, and, without limiting the generality of the foregoing, shall take all reasonable steps to ensure that the Company Circular will not contain any misrepresentation (except that the Company shall not be responsible to Parent for any information relating to Parent, AcquisitionCo and their respective affiliates, including in relation to the Parent Shares, provided by Parent, AcquisitionCo or their respective or its representatives in writing for inclusion in the Company Circular).

(c)           The Company Circular shall (i) state that the Company Board has determined that the Arrangement is fair to the Company Shareholders and that the Arrangement and entry into this Agreement are in the best interests of the Company, (ii) contain the recommendation of the Company Board to the Company Securityholders that they vote in favor of the Arrangement Resolution and (iii) include the written Fairness Opinion.

(d)           Parent shall provide, on a timely basis, the Company with all information regarding Parent, AcquisitionCo, their respective affiliates and the Parent Shares, as required by the Interim Order or applicable Laws for inclusion in the Company Circular or in any amendments or supplements to such Company Circular.  Parent, AcquisitionCo and the Company shall also use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Company Circular and to the identification in the Company Circular of each such advisor.  Parent and AcquisitionCo shall take all reasonable steps to ensure that such information does not include any misrepresentation concerning Parent AcquisitionCo and their respective affiliates, including in relation to the Parent Shares.

(e)           The Company, Parent and AcquisitionCo each acknowledge the importance of consistency across all public documents and, in that context, Parent and AcquisitionCo and their legal counsel shall be given a reasonable opportunity to review and comment on the Company Circular (and any amendment to the Company Circular) prior to the Company Circular being printed and/or filed with any Governmental Entity, and reasonable consideration shall be given to any comments made by Parent, AcquisitionCo and their legal counsel.  The Company shall provide Parent and AcquisitionCo with final copies of the Company Circular prior to the mailing to the Company Securityholders.

(f)            The Company, Parent and AcquisitionCo shall each promptly notify the other if at any time before the Effective Date either becomes aware that the Company Circular contains a misrepresentation, or otherwise requires an amendment or supplement and the Parties shall cooperate in the preparation of any amendment or supplement to the Company Circular as required or appropriate, and the Company shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Company Circular to Company Securityholders and, if required by the Court or applicable Laws, file the same with any Governmental Entity and as otherwise required.

(g)           The Company shall mail or publicly disseminate an amendment or supplement to the Company Circular in connection with any new or updated information which, in the reasonable judgment of the Company Board, should be made available to the Company Securityholders prior to the date of the Company Meeting.  Prior to any dissemination of any such amendment or supplement to the Company Circular, Parent, AcquisitionCo and their legal counsel shall be given a reasonable opportunity to review and comment thereon and reasonable consideration shall be given by the Company to any comments made by Parent, AcquisitionCo or their legal counsel.

Section 2.6            Recommendation of Company Board.  The Company Board has unanimously:

(a)           determined that the Arrangement is in the best interests of the Company;

(b)           determined that the Arrangement is fair to the Company Shareholders;

(c)           approved the Arrangement and the entering into of this Agreement;

(d)           resolved to recommend that the Company Securityholders vote in favor of the Arrangement Resolution; and

(e)           approved each other Transaction Agreement to which the Company is a party.

Notice of such approvals, determinations and resolution shall, subject to the terms hereof, be included in the Company Circular, along with the written Fairness Opinion.

Section 2.7            Securities Law Compliance.  Parent, AcquisitionCo and the Company shall co-operate and use commercially reasonable efforts in good faith to take, or cause to be taken, all reasonable actions, including the preparation of any applications for orders, consents, filings, rulings, exemptions, no-action letters, circulars and approvals, required in connection with this Agreement and the Arrangement and the preparation of any required documents, in each case as reasonably necessary to discharge their respective obligations under this Agreement, the Arrangement and the Plan of Arrangement, and to complete any of the transactions contemplated by this Agreement, in accordance with applicable Securities Laws.

Section 2.8            Final Order.  If (a) the Interim Order is obtained; and (b) the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order and as required by applicable Law, subject to the terms of this Agreement, the Company shall diligently pursue and take all steps necessary or desirable to have the hearing before the Court of the application for the Final Order pursuant to Section 193 of the ABCA held as soon as reasonably practicable and, at a time and date mutually agreed between Parent, AcquisitionCo and the Company, each acting reasonably.

Section 2.9            Court Proceedings.  Subject to the terms of this Agreement, Parent and AcquisitionCo will cooperate with and assist the Company in seeking the Interim Order and the Final Order, including by providing to the Company, on a timely basis, any information reasonably required to be supplied by Parent or AcquisitionCo in connection therewith.  The Company will provide outside counsel to Parent and AcquisitionCo, as specified in

Section 8.2(a), with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments.  Subject to applicable Law, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.9 or with the prior written consent of Parent and AcquisitionCo, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing in this Agreement shall limit the Company’s ability to take any and all steps, including the filing of all manner of documents with any Governmental Entity, to enforce its rights under this Agreement, including in connection with any dispute involving the Company and its Subsidiaries on the one hand and Parent and AcquisitionCo on the other hand.  The Company shall also provide to outside counsel to Parent and AcquisitionCo, as specified in Section 8.2(a) and on a timely basis, copies of any notice of appearance or other Court documents served on the Company in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by the Company indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order.  The Company will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement.  With the Company’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed), legal counsel to Parent and AcquisitionCo may make such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that such submissions are consistent in all material respects with this Agreement and the Plan of Arrangement.  The Company will also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, the Company is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall, subject to the terms of the Final Order or by Law, do so after notice to, and in consultation and cooperation with, Parent.

Section 2.10          Articles of Arrangement and Effective Date.  The Articles of Arrangement shall implement the Plan of Arrangement.  On the second Business Day after the satisfaction or, where not prohibited, the waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions as of the Effective Date) set forth in Article 6, unless another time or date is agreed to in writing by the Parties, the Articles of Arrangement shall be filed by the Company with the Registrar, provided that the Articles of Arrangement shall not be sent to the Registrar pursuant to the ABCA, for endorsement and filing by the Registrar, except as contemplated by this Agreement and with the prior written consent of Parent and AcquisitionCo (which consent shall not in any way diminish or limit Parent’s or AcquisitionCo’s obligation to consummate the Arrangement at the time contemplated by this Section 2.10).  From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the ABCA.  The closing of the Arrangement will take place at 10:00 a.m. (New York time) on the Effective Date or at such other time and place as may be agreed to by the Parties.

Section 2.11          Payment of Consideration.  Parent will, following receipt by the Company of the Final Order and at or prior to the Effective Time, deliver or cause to be delivered to the

Depositary sufficient Parent Shares, as applicable, to satisfy the Consideration payable to the Company Shareholders pursuant to the Plan of Arrangement (other than Company Shareholders exercising Dissent Rights and who have not withdrawn their notice of dissent).  In addition, Parent shall deliver or cause to be delivered to the Company any cash necessary for the Company to satisfy its obligations pursuant to Sections 2.15 and 2.16.

Section 2.12          Announcement and Shareholder Communications.  Parent, on the one hand, and the Company, on the other hand, shall each publicly announce the transactions contemplated by this Agreement promptly following the date hereof (which public announcement by the Company shall, for greater certainty, include the approvals, determinations and resolutions contemplated by Section 2.6, and the text and timing of each such announcement to be approved by the other Party in advance) and shall use reasonable best efforts to develop a joint communications plan.  Parent, AcquisitionCo and the Company agree to co-operate in the preparation of presentations, if any, to Company Shareholders or Parent Shareholders regarding the transactions contemplated by this Agreement, and no Party shall (a) issue any press release or otherwise make public announcements with respect to this Agreement or the Plan of Arrangement without the prior written consent of each other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except that Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statement is consistent with the joint communications plan and substantially similar to previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party), or (b) subject to Section 5.2, make any filing with any Governmental Entity with respect to this Agreement or the Plan of Arrangement without the prior written consent of the other Party; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws or stock exchange rules, and the Party making such disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

Section 2.13          List of Shareholders.  At the reasonable request of Parent or AcquisitionCo from time to time, the Company shall provide Parent and AcquisitionCo with a list (in both written and electronic form) of the registered Company Shareholders, together with their addresses and respective holdings of Company Shares, with a list of the names and addresses and holdings of all Persons having rights issued by the Company to acquire Company Shares (including holders of Company Options and Company Restricted Stock Units) and a list of non-objecting beneficial owners of Company Shares, together with their addresses and respective holdings of Company Shares.  The Company shall from time to time require that its registrar and transfer agent furnish Parent and AcquisitionCo with such additional information, including updated or additional lists of Company Shareholders and lists of holdings and other assistance as Parent or AcquisitionCo may reasonably request.

Section 2.14          U.S. Securities Law Matters.  The Parties agree that the Arrangement will be carried out with the intention that all Parent Shares issued pursuant to the Arrangement to the Company Shareholders will be issued by Parent in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder.  In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act, the Parties agree that the Arrangement will be carried out on the following basis:

(a)           The procedural and substantive fairness of the terms and conditions of the Arrangement will be subject to the approval of the Court;

(b)           The Court will be advised as to the intention of the Parties to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act prior to the hearing required to approve the procedural and substantive fairness of the terms and conditions of the Arrangement;

(c)           The Court will be required to satisfy itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to the Company Securityholders, subject to the Arrangement;

(d)           The Company will ensure that each Company Shareholder entitled to receive Parent Shares on completion of the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to approve the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(e)           The Company Shareholders entitled to receive Parent Shares will be advised that the Parent Shares issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Parent in reliance on the exemption provided by Section 3(a)(10) of the U.S. Securities Act;

(f)            The Final Order approving the terms and conditions of the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being procedurally and substantively fair to the Company Securityholders;

(g)           The Interim Order approving the Company Meeting will specify that each Company Shareholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time;

(h)           The Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement; and

(i)            The Final Order shall include a statement to substantially the following effect and an acknowledgement by the court of such statement:

“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of Parent pursuant to the Plan of Arrangement.”

Section 2.15                             Treatment of Options.

(a)                                 As of the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time shall be fully vested and exercisable pursuant to the provisions of the applicable Company Stock Incentive Plan and award agreements, by virtue of the Acquisition and without any further action by Parent, AcquisitionCo, the Company or the holder of that Company Option, and shall be cancelled in consideration for the right to receive an amount in cash (less any required withholding Taxes) payable by the Company, without interest, equal to the product of (i) the excess of (A) the Market Value per Company Share over (B) the exercise price per share of each Company Option, multiplied by (ii) the aggregate number of Company Shares that may be acquired upon exercise of such Company Option immediately prior to the Effective Time; provided that, each Company Option with an exercise price per share that is equal to or more than the Market Value shall be cancelled for no consideration.

(b)                                 The Company covenants and agrees that it shall take all actions necessary such that each unexercised Company Option outstanding at the Effective Time shall be cancelled in accordance with Section 2.15(a) hereof and as contemplated by the Plan of Arrangement.

Section 2.16                             Treatment of Restricted Stock Units.

(a)                                 As of the Effective Time, each Company Restricted Stock Unit that is outstanding immediately prior to the Effective Time shall be fully vested pursuant to the provisions of the applicable Company Stock Incentive Plan and award agreement, by virtue of the Acquisition and without any further action by Parent, AcquisitionCo, the Company or the holder of that Company Restricted Stock Unit, and shall be cancelled in consideration for the right to receive an amount in cash (less any required withholding Taxes) payable by the Company, without interest, equal to the Market Value per Company Share multiplied by the aggregate number of Company Shares represented by such Company Restricted Stock Unit immediately prior to the Effective Time.  Notwithstanding anything herein to the contrary, all amounts payable in respect of a Company Restricted Stock Unit shall be paid in accordance with the terms of the applicable Company Stock Incentive Plan, award agreement and Board approval, as applicable.  For purposes of the foregoing, each outstanding Company Restricted Stock Unit that is subject to a performance-based vesting requirement shall become fully vested and converted as provided above based upon the number of units at the “target” level of performance applicable to such award.

(b)                                 The Company covenants and agrees that it shall take all actions necessary such that each Company Restricted Stock Unit outstanding at the Effective Time shall be cancelled in accordance with Section 2.16(a) hereof and as contemplated by the Plan of Arrangement.

Section 2.17                             Dissenting Shareholders.  The registered Company Shareholders may exercise Dissent Rights with respect to their Company Shares in connection with the Arrangement pursuant to and in the manner set forth in the Plan of Arrangement and the Interim Order.  The Company shall give Parent and AcquisitionCo prompt notice of any written notice of a dissent, withdrawal of such notice, and any other instruments served pursuant to such Dissent Rights and received by Company and promptly provide Parent and AcquisitionCo with copies of such notices and written objections and all other correspondence related thereto, and subject to applicable Laws, shall provide Parent and AcquisitionCo with an opportunity to review and comment upon any written communications proposed to be sent by or on behalf of the Company to any Company Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution and reasonable consideration shall be given to any comments made by Parent, AcquisitionCo and their counsel prior to sending any such written communications.  The Company will, upon request of Parent or AcquisitionCo, use all reasonable commercial efforts to obtain the withdrawal of any dissent notice (provided that the Company shall not be required to make or commit to make any payments or concessions).  Notwithstanding the foregoing, the Company shall not settle any claims with respect to Dissent Rights without the prior written consent of Parent and AcquisitionCo.  Parent and AcquisitionCo will have the right, upon written notice to the Company, to participate, each at its own expense, in the Company’s negotiations with Company Shareholders who have exercised Dissent Rights.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1                                    Representations and Warranties of the Company.  Except, with respect to any subsection of this Section 3.1, as set forth in the correspondingly identified subsection of the Company Disclosure Letter (it being understood by the parties that any information disclosed in one subsection of the Company Disclosure Letter shall be deemed to be disclosed for purposes of each other subsection of the Company Disclosure Letter to which the relevance of such information is reasonably apparent on its face), and except as disclosed in the Company Public Documents filed on or after January 1, 2017 and prior to the date hereof (excluding any disclosure set forth in any risk factor section, any disclosure in any section relating to forward looking statements or any other statements that are predictive or primarily cautionary in nature other than, in each of the foregoing, any historical facts included therein), the Company represents and warrants to Parent as follows:

(a)                                 Organization, Standing and Power.  Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and, if applicable, in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, in each case, other than as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  True, complete and correct copies of the organizational documents of the Company as in effect on the date hereof have been made available to Parent.

(b)                                 Capital Structure; Share Calculation.  (i) The authorized capital stock of the Company consists of an unlimited number of Company Shares, without par value, as well as an unlimited number of First Preferred Shares and Second Preferred Shares.  As of the date hereof no First Preferred Shares or Second Preferred Shares are outstanding.  As of the date hereof, (A) 46,754,956 Company Shares are issued and outstanding, (B) 555,336 Company Shares are subject to issuance upon the exercise or payment of outstanding Company Options, (C) 1,460,148 Company Shares are subject to issuance upon the vesting and settlement of Company Restricted Stock Units (including any performance-based Company Restricted Stock Units assuming achievement at “target” level), and (D) 3,000,000 Company Shares, in the aggregate, remain available for future issuance under the Company Stock Incentive Plans.  All issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights.  Neither the Company nor any of its Subsidiaries owns any Company Shares (as treasury stock or otherwise).

(ii)          No bonds, debentures, notes or other indebtedness generally having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of the Company are issued or outstanding.

(iii)       Except for (A) the Transaction Agreements, (B) the 555,336 Company Shares subject to issuance upon the exercise or payment of outstanding Company Options, as of the date hereof, (C) the 1,460,148 Company Restricted Stock Units outstanding as of the date hereof, and (D) agreements entered into and securities and other instruments issued after the date hereof as permitted by Section 4.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company or any Subsidiary of the Company is a party or by which it or any such Subsidiary is bound obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt, Company Shares, or other property (including cash) based on the value of the Company Shares, or stock appreciation rights of the Company or of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries, or (B) pursuant to which the Company or any of its Subsidiaries is or could be required to register Company Shares or other securities under applicable Securities Laws, except any such contractual obligations entered into after the date hereof as permitted by Section 4.1.

(iv)      Since June 30, 2017, except as permitted by Section 4.1, the Company has not (A) issued or permitted to be issued any shares of capital stock, Company Restricted Stock Units, Company Options, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of the Company or any of its Subsidiaries; or (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more of its Subsidiaries, any shares of capital stock of the Company or any of its Subsidiaries.

(v)         Section 3.1(b)(v) of the Company Disclosure Letter identifies each award or other right granted under a Company Stock Incentive Plan that would vest solely as a result of this Agreement or the transactions contemplated hereby.

(vi)      Section 3.1(b)(vi) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of (A) the total number of outstanding Company Options, the number of Company Shares subject to each outstanding Company Option, the name of the holder, the exercise price, the grant date, and the Company Stock Incentive Plan under which such Company Options were granted; (B) the total number of outstanding Company Restricted Stock Units, and, individually for each award of Company Restricted Stock Units, the name of the holder, the grant date, with respect to performance units, the number of Company Shares issuable under such award if the “target” level of performance applicable to such award is satisfied, the extent to which the settlement of such awards has been deferred, and the Company Stock Incentive Plan under which Company Restricted Stock Units were granted; and (C) any other rights to purchase or receive Company Shares (or the cash value thereof) granted under the Company Stock Incentive Plans or otherwise and the names and positions of the holders, the grant date, the vesting schedule, and the Company Stock Incentive Plan under which such rights were granted.

(c)                                  Authority.  (i) The Company has all requisite corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is a party and, subject to the approval of the Arrangement by the Requisite Approval, to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each other Transaction Agreement to which it is a party and, subject to the approval of the Arrangement by the Requisite Approval, the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.  Each other Transaction Agreement to which the Company is a party has been, or will be prior to the Effective Time, duly executed and delivered by the Company and constitutes, or will constitute at the Effective Time, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii)          The execution and delivery of this Agreement and each other Transaction Agreement to which the Company is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the organizational documents of the Company or any Subsidiary of the Company, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets, which Violation, individually or in the aggregate, would reasonably be expected to (x) have a Material Adverse Effect on the Company or (y) prevent, materially delay or materially impede the Company’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(iii)       No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery by the Company of this Agreement or any other Transaction Agreement to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby, the failure to make or obtain that, individually or in the aggregate, would reasonably be expected to (x) have a Material Adverse Effect on the Company or (y) prevent, materially delay or materially impede the Company’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) any filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, Securities Laws or the rules and regulations of NASDAQ, (B) the filing of the Articles of Arrangement with the Registrar required by the ABCA, and (C) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), under the CCA (if required), and any required notices, clearances, approvals or authorizations in any jurisdiction under any statute, ordinance, law, merger control or regulation designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position (“Merger Control Law”).

(d)                                 Public Documents.  The Company has furnished or filed Company Public Documents required to be furnished or filed with the applicable Securities Authorities since January 1, 2017.  As of their respective dates of being furnished or filed with the applicable Securities Authority (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Company Public Documents complied, and each Company Public Document filed after the date hereof and prior to the Effective Date will comply, in all material respects with the requirements of all applicable Securities Laws, and none of the Company Public Documents when so furnished or filed contained (or to the extent filed after the date hereof and prior to the Effective Date, will contain) any untrue statement of a material fact or omitted (or will omit) to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each Company Public Document that is a registration statement, as amended, if applicable, filed pursuant to the U.S. Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  The financial statements of the Company included in the Company Public Documents complied as to form, as of their respective dates of filing with the applicable Securities Authority, in all material respects with all the published rules and regulations of the applicable Securities Authority with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.  As of the date hereof, there are no outstanding written comments from any Securities Authority with respect to any of the Company Public Documents.

(e)                                  Undisclosed Liabilities.  Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 or its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017, as filed with the SEC prior to the date hereof, (ii) liabilities incurred since June 30, 2017 in the ordinary course of business consistent with past practice, (iii) liabilities that are, individually and in the aggregate, immaterial to the Company, (iv) liabilities incurred pursuant to the transactions contemplated by, or permitted by, this Agreement, and (v) liabilities or obligations discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, the Company and its Subsidiaries do not have, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in the Company’s financial statements in accordance with GAAP.

(f)                                   Compliance with Applicable Laws and Reporting Requirements.  (i) The Company and its Subsidiaries hold all permits, certificates, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”), and the Company and its Subsidiaries are, and for the two years preceding the date hereof have been, in compliance with the terms of the Company Permits and all applicable laws and regulations, except where the failure so to hold or comply would not reasonably be expected to have a Material Adverse Effect on the Company.  The businesses of the Company and its Subsidiaries are not being and during the two years preceding the date hereof have not been conducted in violation of any law, ordinance (including zoning) or regulation of any Governmental Entity (including the Sarbanes Oxley Act of 2002), except for violations that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company.  No investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(ii)          The Company and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the U.S. Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the U.S. Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the U.S. Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(g)                                  Legal Proceedings.  There is no claim, suit, action, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary of the Company that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or prevent, materially delay or materially impede the Company’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company having or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or on Parent or AcquisitionCo after the Effective Time.

(h)                                 Taxes.

(1)                                 Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has timely paid all material Taxes shown thereon as arising and has duly and timely paid all material Taxes that are due and payable to U.S. federal, state, or local or non-U.S. taxing authorities;

(2)                                 The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including with respect to (A) payments made to any employees, independent contractors, creditors, shareholders or other third parties and (B) sales, use or other Taxes collected with respect to payments received from customers or other third parties), including information reporting requirements, and has timely collected, deducted or withheld and paid over to the relevant taxing authority all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable law;

(3)                                 Neither the Company nor, to the Company’s knowledge, any of its Subsidiaries, has received written notice of any proposed or threatened proceeding, examination, investigation, audit or administrative or judicial proceeding (“proceedings”) against, or with respect to any Taxes of, the Company or any of its Subsidiaries, and no such proceedings are currently pending;

(4)                                 There are no circumstances existing which could result in the application of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax legislation of any province or any other jurisdiction, to the Company or any of its Subsidiaries at any time up to and including the Effective Date in any material respect;

(5)                                 No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that have not been finally resolved and paid in full;

(6)                                 Neither the Company nor any of its Subsidiaries (A) has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect, (B) has executed or filed any power of attorney with any taxing authority which is still in effect or (C) is subject to a private letter ruling of the IRS or comparable rulings of any other taxing authority;

(7)                                 No claim has been made in writing by any taxing authority in a jurisdiction in which the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction;

(8)                                 There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been reflected on the Company’s most recent consolidated financial statements) upon any of the assets of the Company or any of its Subsidiaries;

(9)                                 Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation, or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or customary tax indemnifications contained in credit or similar agreements);

(10)                          Neither the Company nor any of its Subsidiaries (A) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

(11)                          Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for a taxable period (or portion thereof) ending after the Effective Date as a result of any (A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. law) for a taxable period ending on or before the Effective Date, (B) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or non-U.S. law) executed on or prior to the Effective Date, (C) installment sale, intercompany transaction or open transaction disposition made or entered into on or prior to the Effective Date, (D) prepaid amount received on or prior to the Effective Date, or (E) election by the Company or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. law);

(12)                          Neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Arrangement is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code;

(13)                          Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(14)                          Neither the Company nor any of its Subsidiaries has entered into or will enter into a transaction on or prior to the Effective Date, or otherwise of which the Arrangement is also a part, that was, is or would be subject to Section 7874 and/or Section 4985 of the Code;

(15)                          The aggregate amount of all unpaid Taxes of each of the Company and its Subsidiaries (i) relating to any taxable period or portion thereof ending on or before December 31, 2016 does not materially exceed the aggregate amount of all Tax liabilities and Tax accruals and provisions (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company’s audited consolidated balance sheet at December 31, 2016 (rather than in any notes thereto) and (ii) relating to any taxable period or portion thereof ending on or before the Effective Date will not materially exceed that aggregate amount of all Tax liabilities and Tax accruals and provisions as adjusted for operations and transactions through the Effective Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns; and

(16)                          The Company is classified for U.S. federal, state, local and non-U.S. tax purposes as a corporation resident or domiciled in Canada.

(i)                                     Certain Agreements.  (i) Except for this Agreement and any other Transaction Agreement to which it is a party, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (A) with respect to the employment of any directors, officers or employees, or with any consultants that are natural persons, involving the payment of $500,000 or more per annum, (B) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (C) that purports to limit the ability of the Company or any of its Subsidiaries (or, after the Effective Time, Parent or any of its Subsidiaries) to compete in any line of business, in any geographic area or with any person, or that requires referrals of business and, in each case, which limitation or requirement would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, (D) that is a Company Employee Benefit Plan and that provides for an increase in benefits or the acceleration of the vesting or funding of benefits (other than Company Options and Company Restricted Stock Units), by the occurrence of any of the transactions contemplated by this Agreement (whether alone or in connection with any other event, condition or circumstance), (E) that has as its subject matter a Company Affiliate Transaction, (F) that would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement, (G) that is an options, futures, forwards, swaps, hedging contracts or similar derivative contracts relating to interest rates, foreign exchange, commodity prices or otherwise, or (H) that is a material contract that is not cancellable (at no additional cost, expense or fee) on 90 days or less notice that grants “most favored nation” status that, following the Effective Time, would impose obligations upon Parent or any of its Subsidiaries, including AcquisitionCo and its Subsidiaries.  All contracts, arrangements, commitments or understandings of the type described in Section 3.1(i)(i)  (collectively referred to herein as the “Company Contracts”) are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.  The Company has provided or made available to Parent correct and complete copies of each Company Contract.  Neither the Company nor any of its Subsidiaries has, and to the knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Contract, except in each case for those violations and defaults that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company.

(ii)          Except as set forth in Section 3.1(i)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding that, after the Effective Time, would purport to limit the ability of Parent or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or that requires referrals of business.

(j)                                    Benefit Plans.

(i)             Section 3.1(j)(i) of the Company Disclosure Letter contains a list of all material Company Employee Benefit Plans.

(ii)          With respect to each material Company Employee Benefit Plan, the Company has made available to Parent a true and correct copy of such Plan, including any and all amendments thereto.

(iii)       Section 3.1(j)(iii) of the Company Disclosure Letter identifies each Company Employee Benefit Plan that is intended to be a “qualified plan” pursuant to Section 401(a) of the Code (“Company Qualified Plans”).  The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust (or a favorable opinion letter upon which the Company or its applicable Subsidiary is entitled to rely, in the case of a prototype or volume submitter document for which a separate determination letter is not required) that has not been revoked, and there are no circumstances, and no events have occurred, that could reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.  No Company Employee Benefit Plan is or is required to be funded through a trust that is intended to meet the requirements of Section 501(c)(9) of the Code.

(iv)      With respect to each Company Employee Benefit Plan that is not a Non-US Company Plan, all contributions, premium payments, and other payments, expenses and reimbursements required to be made by the Company or any of its Subsidiaries by applicable Law or regulation or by any plan document or other contractual undertaking, have been timely made (except where the Company’s failure to timely make such contributions or pay such premiums would not result in any material liability, penalty or tax), or have been properly accrued and accurately reflected on the Company’s financial statements.

(v)         With respect to each employee benefit plan, program, policy, practice, agreement, or other arrangement maintained and/or operated by a Governmental Entity and subject to the applicable Laws of any jurisdiction outside the United States and Canada, all contributions, premium payments, and other payments, expenses and reimbursements required to be made by the Company or any of its Subsidiaries by applicable Law or regulation or by any plan document or other contractual undertaking, have been timely made (except where the Company’s failure to timely make such contributions or pay such premiums would not result in any material liability, penalty or tax), or have been properly accrued and accurately reflected on the Company’s financial statements.

(vi)      Each Company Employee Benefit Plan has been established, maintained and administered in compliance, in all material respects, with all applicable provisions of ERISA, the Code, all other Laws and regulations applicable to such Company Employee Benefit Plan, and the terms applicable to such Company Employee Benefit Plan.  There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security by the Company or any of its Subsidiaries with respect to a Company Employee Benefit Plan or the imposition of any lien on the assets of the Company or any of its Subsidiaries under ERISA, the Code or other applicable Law.

(vii)   Neither the Company, nor any of its Subsidiaries, nor any of their respective ERISA Affiliates has ever maintained, sponsored or contributed to, or had an obligation to maintain, sponsor or contribute to, or had any actual or contingent liability or obligation with respect to, and no Company Employee Benefit Plan currently is, (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the funding standards of Section 302 or Title IV of ERISA or Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or (iv) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.  Neither the Company nor any of its ERISA Affiliates has any actual or contingent liability under Title IV of ERISA, and no condition exists, other than as a result of the transactions contemplated by this Agreement, that presents a risk to the Company or any of its ERISA Affiliates of incurring any such liability.

(viii)  With respect to any Company Employee Benefit Plan that is maintained for the benefit of employees, consultants or directors outside of the United States (each such Company Employee Benefit Plan, a “Non-US Company Plan”), (A) if intended to qualify for special tax treatment, the Non-US Company Plan meets the requirements for such treatment in all material respects, (B) the financial statements of the Company and its Subsidiaries accurately reflect in all material respects the Non-US Company Plan liabilities and accruals for contributions required to be paid to the Non-US Company Plans, in accordance with GAAP, and (C) there have not occurred, nor are there continuing, any transactions or breaches of fiduciary duty under any Law or regulation in connection with a Non-US Company Plan which could have a Material Adverse Effect on (1) any Non-US Company Plan or (2) the condition of the Company or any of its Subsidiaries.

(ix)      Neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212(c) of ERISA.

(x)         Section 3.1(j)(x) of the Company Disclosure Letter sets forth each Company Employee Benefit Plan (or other arrangement) under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in connection with any other event, condition or circumstance): (i) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, consultant or director of the Company or any of its Subsidiaries, (ii) result in the payment or provision (whether in connection with any termination of employment or otherwise) of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to any current or former employee, consultant or contractor of the Company or any of its Subsidiaries; (iii) limit the right of the Company or any of its Subsidiaries to amend, merge or terminate any Company Employee Benefit Plan or trust; or (iv) give rise to the payment of any amount that would not be deductible by reason of Section 162(m) of the Code.

(xi)      No Company Employee Benefit Plan provides for a tax gross-up or any similar payments or benefits with respect to the excise tax imposed under Section 4999 of the Code or the tax or penalties imposed under Section 409A of the Code.

(xii)  To the Company’s knowledge, none of the Company, its Subsidiaries nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Company Employee Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any Person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(xiii)  There are no pending or, to the Company’s knowledge, threatened, claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted by any current or former employee or consultant of the Company or its Subsidiaries, and to the Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against the Company Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Employee Benefit Plans or the assets of any of the trusts under any of the Company Employee Benefit Plans which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries.  There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation, and neither the Company nor any of its Subsidiaries have been reassessed in any material respect under such legislation during the past three (3) years and no audit of the Company or any of its Subsidiaries is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no pending claims or, to the knowledge of the Company, potential claims which may materially adversely affect the Company’s accident cost experience in respect of the business of the Company or any Subsidiary of the Company.

(xiv)  Neither the Company nor any of its Subsidiaries has any liability for life insurance, death or medical benefits to current or former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law.

(xv)  Each Company Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered, in all material respects, in compliance with Section 409A of the Code and any guidance issued by the Department of Treasury or the IRS thereunder, to the extent applicable to such plan.

(xvi)  All Company Options were granted at an exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code and the regulations promulgated thereunder) of a Company Share on the date of grant and no Company Option has been extended or amended, and no Company Option has been repriced, in each case since its original date of grant.

(k)                                 Subsidiaries.  Exhibit 21 to the Company’s most recently filed Form 10-K sets forth a complete and accurate list of each Subsidiary of the Company.  All of the outstanding shares of capital stock of each Subsidiary of the Company that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each Subsidiary of the Company that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each Subsidiary of the Company which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 3.1(k)(ii) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries, free and clear of all Liens other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained.

(l)                                     Absence of Certain Changes or Events.  Since June 30, 2017, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent in all material respects with their past practices and (ii) there has not been any change, circumstance or event that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

(m)                             Board Approval.  The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has (A)  determined that the Arrangement is in the best interests of Company, (B) determined that the Arrangement is fair to the Company Shareholders, (C) approved the Arrangement and the entering into of this Agreement, (D) resolved to recommend that the Company Securityholders vote in favor of the Arrangement Resolution and (E) approved each other Transaction Agreement to which the Company is a party.  To the knowledge of the Company, no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation is applicable to this Agreement, the Arrangement, or the other transactions contemplated hereby.

(n)                                 Vote Required of The Company Stockholders.  The Requisite Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

(o)                                 Properties.  (i) Other than with respect to the Company Real Properties (which are addressed in clauses (ii)-(iii) of this Section 3.1(o)), the Company or one of its Subsidiaries (A) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Company Public Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (1) statutory Liens securing payments not yet due, (2) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not affect in any material respect the current use of the properties or assets subject thereto or affected thereby or otherwise impair in any material respect the business operations at such properties and (3) mortgages, deeds of trust or security interests related to indebtedness reflected on the consolidated financial statements of the Company (such Liens in clauses (1) through (3), “Company Permitted Liens”), and (B) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company Public Documents or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without any material default thereunder by the lessee or, to the Company’s knowledge, the lessor.

(ii)          All real properties occupied, used or held for use in the business of the Company or any Subsidiary of the Company or reflected in the latest audited balance sheet included in the Company Public Documents (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) are referred to herein as the “Company Real Properties”.  Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company or one of its Subsidiaries has good and marketable either fee simple or leasehold (as the case may be) title to all Company Real Properties, in each case free and clear of all Liens other than Company Permitted Liens.  All aspects of the Company Real Property are in compliance in all material respects with any and all restrictions and other provisions included in the Company Permitted Liens, and there are no matters which create, or which with notice or the passage of time would create, a default under any of the documents evidencing the Company Permitted Liens, except in each case where the failure to comply or the default would not reasonably be expected to have a Material Adverse Effect on the Company.

(iii)       All leases and subleases pursuant to which the Company or any of its Subsidiaries leases the leased Company Real Properties are referred to herein as the “Company Real Property Leases”.  Each of the Company Real Property Leases is valid, binding and in full force and effect without default thereunder by the lessee or, to the Company’s knowledge, the lessor (and there are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by either party under any Company Real Property Lease), except in each case where the failure to comply or the default would not reasonably be expected to have a Material Adverse Effect on the Company.  True and complete copies of all Company Real Property Leases that are material to the Company have been made available by the Company to Parent prior to the date of this Agreement, including all amendments or modifications thereof and all side letters or other instruments affecting the obligations of any party thereunder.  There is no pending or, to the knowledge of the Company, threatened suit, action or proceeding with respect to any leased property that is material to the Company’s business which would reasonably be expected to interfere in any material respect with the quiet enjoyment of any tenant.  As used herein, the term “lease” shall also include subleases, the term “lessor” shall also include any sublessor, and the term “lessee” shall also include any sublessee.

(p)                                 Intellectual Property.  All material patents, trade secrets, copyrights, trademarks, service marks, domain names, trade names, confidential know-how and other intellectual property (including any registrations or applications for registration of any of the foregoing) used in the business of the Company or any Subsidiary of the Company are referred to herein collectively, as the “Company Intellectual Property”.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company or its Subsidiaries own free and clear of all Liens other than

Company Permitted Liens or have a valid license to use all Company Intellectual Property necessary to carry on their business as currently conducted, (ii) the Company Intellectual Property does not infringe, misappropriate, dilute, violate or make unauthorized use of (“Infringe”) the intellectual property rights of third parties and to the Company’s Knowledge is not being Infringed by any third parties, (iii) to the knowledge of the Company, no facts or circumstances exist that would affect the validity, substance or existence of, or the Company’s rights in, the Company Intellectual Property, (iv) the Company and its Subsidiaries have taken reasonable actions to protect and maintain the Company Intellectual Property, including the Company Intellectual Property that is confidential in nature, and (v) there are no claims, suits or other actions, and to the knowledge of the Company, no claim, suit or other action is threatened, that seek to limit or challenge the validity, enforceability, ownership, or right to use, sell or license the Company Intellectual Property, nor does the Company know of any valid basis therefor.

(q)                                 Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(i)             the Company and its Subsidiaries hold, and are in compliance with all applicable permits, licenses, approvals, certifications, registrations and other governmental authorizations (“Environmental Permits”) required under all applicable foreign, federal, state and local laws, statutes, rules, regulations, ordinances, orders and decrees relating in any manner to contamination, pollution or protection of natural resources or the environment or exposure to hazardous or toxic substances, materials or wastes (“Environmental Laws”) for the Company to conduct its operations, and are in compliance with all applicable Environmental Laws;

(ii)          to the Company’s knowledge, the Company and its Subsidiaries have not received or been subject to any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging any violation of, or any actual or potential liability under, any Environmental Laws (an “Environmental Claim”), and the Company has no knowledge of any pending or threatened Environmental Claim; and

(iii)       neither the Company nor any of its Subsidiaries has released any contaminant, pollutant or other hazardous or toxic substance, material or waste regulated as such under Environmental Laws or any other substance, material or waste that would reasonably be expected to result in liability under any Environmental Laws (collectively, “Hazardous Materials”) at, on, from or under any of the properties or facilities currently or formerly owned or leased by the Company or its Subsidiaries in violation of, or in a manner, location or quantity that would reasonably be expected to require remedial action under, any Environmental Laws.

(r)                                    Labor and Employment Matters.  Section 3.1(r) of the Company Disclosure Letter sets forth a complete list of each bargaining unit, employee association, works council or other similar labor organization of the Company or any of its Subsidiaries and each collective bargaining agreement or similar labor-related agreement or arrangement to which the Company or any of its Subsidiaries is a party or is subject to.  Except as would not, individually or in the aggregate, reasonably be expected to result in any material liability or material interruption to the Company or any of its Subsidiaries, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) to the Company’s knowledge, no union organizing or certification campaign with respect to any employees of the Company or its Subsidiaries is underway or threatened, (iii) there is no unfair labor practice charge or complaint against the Company or its Subsidiaries pending or, to the knowledge of the Company, threatened, (iv) there is no grievance or arbitration pending relating to any collective bargaining agreement or other grievance procedure, (v) no union has applied to have the Company or any of its Subsidiaries declared a common or related employer pursuant to applicable labor relations legislation in any jurisdiction in which the Company or its Subsidiaries carry on the business and (vi) no charges with respect to or relating to the Company or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices.  The Company and its Subsidiaries are, and for the two years preceding the date hereof have been, in compliance in all material respects with all applicable Laws with respect to employment, employment practices, discrimination, terms and conditions of employment, wages and hours, shift differential pay, stand-by pay, allowances, training funds, union dues, unfair labor practices, employee and individual service provider classification, and have not received any notice to the contrary.

(s)                                   Insurance.  The Company and its Subsidiaries maintain insurance in such amounts and covering such losses and risks as, in the Company’s reasonable determination, is adequate to protect the Company and its Subsidiaries and their respective businesses and is customary for companies engaged in similar businesses in similar industries.  With respect to each insurance policy, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

(t)                                    Customers.  Prior to the date hereof, the Company has furnished to Parent a list of the ten largest customers of the Company (on a consolidated basis) for the calendar year ended December 31, 2016 (the “Company Top Customers”).  During the 12 months prior to the date hereof:  (i) no Company Top Customer has cancelled or otherwise terminated its relationship with the Company or any of its Subsidiaries; and (ii) no Company Top Customer has threatened in writing to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries or its usage of the services of the Company or any of its Subsidiaries.

(u)                                 Related-Party Transactions.  Except for employment contracts entered into in the ordinary course of business consistent with past practice and filed as an exhibit to a Company Public Document, Section 3.1(u) of the Company Disclosure Letter (i) sets forth a correct and complete list of the contracts or arrangements under which the Company has any existing or future liabilities of the type required to be reported by the Company pursuant to

Item 404 of Regulation S-K promulgated by the SEC (a “Company Affiliate Transaction”), between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present or former officer or director of the Company or any of its Subsidiaries or any of such officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Company Shares, or (C) any affiliate of any such officer, director or owner, since January 1, 2016, and (ii) identifies each Company Affiliate Transaction that is in existence as of the date of this Agreement, in each case to the extent that such Company Affiliate Transaction has not been disclosed in the Company’s most recently filed proxy statement.  The Company has provided or made available to Parent correct and complete copies of each contract or other relevant documentation (including any amendments or modifications thereto) providing for each Company Affiliate Transaction.

(v)                                 Plants and Equipment.  The plants, structures and equipment necessary for the continued operation of the businesses of the Company or any of its Subsidiaries are sufficient to conduct their material operations in the ordinary course of business in a manner consistent with their past practices.

(w)                               Brokers or Finders.  Other than J.P. Morgan Securities LLC, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee from the Company or any of its Subsidiaries in connection with any of the transactions contemplated by this Agreement.

(x)                                 Opinions of the Company Financial Advisors.  The Company has received the Fairness Opinion, and such Fairness Opinion has not been withdrawn, revoked or modified.

(y)                                 MI 61-101.  To the knowledge of the Company, no related party of the Company (within the meaning of MI 61-101) together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Company Shares, except for related parties who will not receive a “collateral benefit” (within the meaning of such instrument) as a consequence of the transactions contemplated by this Agreement.

(z)                                  No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 3.1 (as modified by the Company Disclosure Letter), or the certificates delivered pursuant to Section 6.2, neither the Company nor any of its Subsidiaries or Representatives makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or the transaction contemplated by this Agreement or any other assets, rights or obligations to be transferred hereunder or pursuant hereto, and the Company disclaims any other representations or warranties, whether made by the Company or any of its affiliates or its Representatives.  The Parties agree that neither the Company nor any other person on behalf of the Company (i) makes any representation or warranty or (ii) will have any or be subject to any liability or obligation with respect to the Company or any of its Subsidiaries regarding any projections or probable or future revenues, expenses, profitability or financial results of the Company or its Subsidiaries, any material made available to Parent or AcquisitionCo at any time in certain “data rooms”, management presentations, “responses to questions submitted by or on behalf of Parent or AcquisitionCo, whether orally or in writing, or in any other form in expectation or furtherance of the transactions contemplated by this Agreement.

Section 3.2                                    Representations and Warranties of Parent.  Except, with respect to any subsection of this Section 3.2, as set forth in the correspondingly identified subsection of the disclosure letter delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Letter”) (it being understood by the parties that any information disclosed in one subsection of the Parent Disclosure Letter shall be deemed to be disclosed for purposes of each other subsection of the Parent Disclosure Letter to which the relevance of such information is reasonably apparent on its face), and except as disclosed in the Parent Public Documents filed on or after January 1, 2017 and prior to the date hereof (excluding any disclosure set forth in any risk factor section, any disclosure in any section relating to forward looking statements or any other statements that are predictive or primarily cautionary in nature other than, in each of the foregoing, any historical facts included therein), Parent represents and warrants to the Company as follows:

(a)                                 Organization, Standing and Power.  Each of Parent, AcquisitionCo and the other Subsidiaries of Parent is a corporation or other entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and, if applicable, in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, in each case, other than as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.  True, complete and correct copies of the organizational documents of Parent and AcquisitionCo as in effect on the date hereof have been made available to the Company.

(b)                                 Capital Structure.  (i) The authorized capital stock of Parent consists of 800,000,000 Parent Shares, par value $0.001, and 25,000,000 Parent Preferred Shares, par value $0.001.  As of August 10, 2017, (A) 335,562,365 Parent Shares were issued and outstanding, (B) no Parent Preferred Shares were issued and outstanding, (C) 4,471,461 Parent Shares were subject to issuance upon the vesting or settlement of Parent Equity Awards, 4,404,045 of which are subject to issuance upon the exercise or payment of outstanding Parent Equity Awards which consist of options to purchase or acquire Parent Shares, and (D) 6,837,824 Parent Shares remained available for future issuance under the Parent Employee Benefit Plans.  All issued and outstanding Parent Shares have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights.

(ii)          No Voting Debt of Parent is issued or outstanding.

(iii)       Except for (A) the Transaction Agreements, (B) the 4,471,461 Parent Shares subject to issuance upon the vesting or settlement of Parent Equity Awards, as of August 10, 2017, (C) the notes set forth on Section 3.2(b)(iii) of the Parent Disclosure Letter and (D) agreements entered into and securities and other instruments issued after the date hereof as permitted by Section 4.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which Parent, AcquisitionCo or any other Subsidiary of Parent is a party or by which it is bound obligating any of Parent,

AcquisitionCo or any other Subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of any of Parent, AcquisitionCo or any other Subsidiary of Parent or obligating any of Parent, AcquisitionCo or any other Subsidiary of Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  There are no outstanding contractual obligations of Parent, AcquisitionCo or any other Subsidiary of Parent (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Parent, AcquisitionCo or any other Subsidiary of Parent, or (B) pursuant to which Parent, AcquisitionCo or any other Subsidiary of Parent could be required to register Parent Shares or other securities under applicable Securities Laws, except any such contractual obligations entered into after the date hereof as permitted by Section 4.2.

(iv)      Since August 10, 2017, except as permitted by Section 4.2, (A) Parent has not (A) issued or permitted to be issued any shares of capital stock, Parent Equity Awards, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Parent or any of its Subsidiaries, other than pursuant to and as required by the terms of any Parent Employee Benefit Plan; or (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more of its Subsidiaries, any shares of capital stock of Parent or any of its Subsidiaries.

(v)         At the Effective Time, all of the issued and outstanding capital stock of AcquisitionCo shall consist of common shares, without par value, and will be owned directly by Parent, and there will be (A) no other shares of capital stock or other voting securities of AcquisitionCo, (B) no securities of AcquisitionCo convertible into or exchangeable for shares of capital stock or other voting securities of AcquisitionCo and (C) no options or other rights to acquire from AcquisitionCo, and no obligations of AcquisitionCo to issue any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of AcquisitionCo.  Prior to the Effective Time AcquisitionCo will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Arrangement and the other transactions contemplated by this Agreement.

(c)                                  Authority.  (i) Parent and AcquisitionCo have all requisite corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and AcquisitionCo.  This Agreement has been duly executed and delivered by Parent and by AcquisitionCo and constitutes a valid and binding obligation of Parent and of AcquisitionCo, enforceable against Parent and against AcquisitionCo in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.  Each other Transaction Agreement to which Parent or AcquisitionCo is a party has been, or will be prior to the Effective Time, duly executed and delivered by Parent or AcquisitionCo, as applicable, and constitutes, or will constitute at the Effective Time, a valid and binding obligation of Parent or AcquisitionCo, as applicable, enforceable against Parent or AcquisitionCo, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii)          The execution and delivery of this Agreement and each other Transaction Agreement to which Parent or AcquisitionCo is a party and the consummation of the transactions contemplated hereby and thereby will not, (A) result in any Violation of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets pursuant to, any provision of the organizational documents of Parent, AcquisitionCo or any other Subsidiary of Parent, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, AcquisitionCo or any other Subsidiary of Parent or any of their respective properties or assets, which Violation, individually or in the aggregate, would reasonably be expected to (x) have a Material Adverse Effect on Parent or (y) prevent, materially delay or materially impede Parent’s or AcquisitionCo’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(iii)       No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, AcquisitionCo or any other Subsidiary of Parent in connection with the execution and delivery by Parent or AcquisitionCo of this Agreement or any other Transaction Agreement to which Parent or AcquisitionCo is a party, or the consummation by Parent or AcquisitionCo of the transactions contemplated hereby or thereby, the failure to make or obtain that, individually or in the aggregate, would reasonably be expected to (x) have a Material Adverse Effect on Parent or (y) prevent, materially delay or materially impede Parent’s or AcquisitionCo’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) any filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Laws or the rules and regulations of the NYSE, (B) the receipt of the Interim Order, any approvals required under the Interim Order, and the Final Order and the filing of the Articles of Arrangement with the Registrar required by the ABCA, (C) notices or filings under the HSR Act, the CCA (if required) and any required clearances, approvals or authorizations under any Merger Control Law and (D) any permissions or consents under Bermuda law which have been given or obtained prior to the date hereof.

(d)                                 Public Documents.  Parent has furnished or filed Parent Public Documents required to be furnished or filed with the applicable Securities Authorities since January 1, 2017.  As of their respective dates of being furnished or filed with the applicable Securities Authority (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Parent Public Documents complied, and each Parent Public Document filed after the date hereof and prior to the Effective Date will comply, in all material respects with the requirements of all applicable Securities Laws, and none of the Parent Public Documents when so furnished or filed contained (or to the extent filed after the date hereof and prior to the Effective Date, will contain) any untrue statement of a material fact or omitted (or will omit) to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each Parent Public Document that is a registration statement, as amended, if applicable, filed pursuant to the U.S. Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  The financial statements of Parent included in the Parent Public Documents complied as to form, as of their respective dates of filing with the applicable Securities Authority, in all material respects with all the published rules and regulations of the applicable Securities Authority with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.  As of the date hereof, there are no outstanding written comments from any Securities Authority with respect to any of the Parent Public Documents.

(e)                                  Undisclosed Liabilities.  Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of Parent included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 or its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017, as filed with the SEC prior to the date hereof, (ii) liabilities incurred since June 30, 2017 in the ordinary course of business consistent with past practice, (iii) liabilities that are, individually and in the aggregate, immaterial to Parent, (iv) liabilities incurred pursuant to the transactions contemplated by, or permitted by, this Agreement, and (v) liabilities or obligations discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, Parent, AcquisitionCo and the other Subsidiaries of Parent do not have, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in Parent’s financial statements in accordance with GAAP.

(f)                                   Compliance with Applicable Laws.  Parent, AcquisitionCo and the other Subsidiaries of Parent hold all permits, certificates, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of Parent, AcquisitionCo and the other Subsidiaries of Parent, taken as a whole (the “Parent Permits”), and Parent, AcquisitionCo and the other Subsidiaries of Parent are, and for the two years preceding the date hereof have been, in compliance with the terms of the Parent Permits and all applicable laws and regulations, except where the failure so to hold or comply would not reasonably be expected to have a Material Adverse Effect on Parent.  The businesses of Parent, AcquisitionCo and the other Subsidiaries of Parent are not being and during the two years preceding the date hereof have not been conducted in violation of any law, ordinance (including zoning) or regulation of any Governmental Entity (including the Sarbanes Oxley Act of 2002), except for violations that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on Parent.  No investigation by any

Governmental Entity with respect to Parent, AcquisitionCo or any other Subsidiary of Parent is pending or, to the knowledge of Parent, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(g)                                  Legal Proceedings.  There is no claim, suit, action, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Parent, threatened, against or affecting Parent, AcquisitionCo or any other Subsidiary of Parent that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or prevent, materially delay or materially impede Parent’s or AcquisitionCo’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent, AcquisitionCo or any other Subsidiary of Parent having or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(h)                                 Taxes.  Each of Parent, AcquisitionCo and the other Subsidiaries of Parent has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), and has timely paid all material Taxes shown thereon as arising and has duly and timely paid all material taxes that are due and payable to U.S. federal, state, or local or non-US taxing authorities.

(i)                                     Certain Agreements.  As of the date hereof, each contract, arrangement, commitment or understanding to which Parent, AcquisitionCo or any other Subsidiary of Parent is a party and which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (the “Parent Contracts”) have been filed as exhibits to the Parent Public Documents filed with the SEC through and including the date of this Agreement.  The Parent Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.  None of Parent, AcquisitionCo or any other Subsidiary of Parent has, and to the knowledge of Parent, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Parent Contract, except in each case for those violations and defaults that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Parent.

(j)                                    Benefit Plans.

(i)                                     Each Parent Employee Benefit Plan has been established, maintained and administered in compliance, in all material respects, with all applicable provisions of ERISA, the Code, all other Laws and regulations applicable to such Parent Employee Benefit Plan, and the terms applicable to such Parent Employee Benefit Plan.  There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security by Parent, AcquisitionCo or any other Subsidiary of Parent with respect to a Parent Employee Benefit Plan or the imposition of any lien on the assets of any of Parent, AcquisitionCo or any other Subsidiary of Parent under ERISA, the Code or other applicable Law.

(ii)                                  As to any employee benefit plan sponsored, maintained, contributed to, or required to be contributed to, by Parent, AcquisitionCo or any other Subsidiary of Parent, or any of their respective ERISA Affiliates that is subject to Title IV of ERISA (a “Parent Title IV Plan”), except as would not reasonably be expected to have a Material Adverse Effect on Parent, (A) there has been no failure to satisfy the minimum funding standards, whether or not waived, imposed by Section 302 of ERISA or Section 412 of the Code; (B) no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of regulation Section 4043.1 et seq., promulgated by the PBGC have not been waived) has occurred; (C) no proceeding has been instituted under Section 4042 of ERISA to terminate the plan; (D) Parent, AcquisitionCo and the other Subsidiaries of Parent, and their respective ERISA Affiliates have made all required contributions; (E) no notice of intent to terminate such plan has been given under Section 4041 of ERISA; (F) no liability to the PBGC has been incurred (other than with respect to required premium payments), which liability has not been satisfied; (G) no withdrawal liability, within the meaning of 4201 of ERISA, for which any of Parent, AcquisitionCo or any other Subsidiary of Parent or any of their respective ERISA Affiliates could be liable has been incurred, which withdrawal liability has not been satisfied; and (H) such plan complies in form and has been operated in compliance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  An actuarial report or valuation for the most recently completed plan year for each Parent Title IV Plan has been made available to the Company.

(iii)                               None of Parent, AcquisitionCo or any other Subsidiary of Parent, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212(c) of ERISA.

(iv)                              To Parent’s knowledge, none of Parent, AcquisitionCo or any other Subsidiary of Parent nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Parent Employee Benefit Plans or their related trusts, any of Parent, AcquisitionCo or any other Subsidiary of Parent or any Person that any of Parent, AcquisitionCo or any other Subsidiary of Parent has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)                                 Subsidiaries.  Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 28, 2017 includes all of the Subsidiaries of Parent that are Significant Subsidiaries.  All of the shares of capital stock or other equity interests of each of the Subsidiaries held by Parent or by another Subsidiary of Parent are fully paid and nonassessable and owned by Parent or by another Subsidiary of Parent free and clear of any Lien.

(l)                                     Absence of Certain Changes or Events.  Since June 30, 2017, (i) Parent, AcquisitionCo and the other Subsidiaries of Parent have conducted their respective businesses in the ordinary course consistent in all material respects with their past practices and (ii) there has not been any change, circumstance or event that has had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

(m)                             Board Approval.  The Board of Directors of Parent, by resolutions duly adopted, has approved and adopted this Agreement and approved each other Transaction Agreement to which it or any of its Subsidiaries is a party, and the Board of Directors of AcquisitionCo, by resolutions duly adopted, has adopted this Agreement and each other Transaction Agreement to which it or any of its Subsidiaries is a party. To the knowledge of Parent, no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation is applicable to this Agreement, the Arrangement, or the other transactions contemplated hereby.

(n)                                 Vote Required of AcquisitionCo Shareholders.  No vote of the holders of any class or series of Parent or AcquisitionCo capital stock is necessary to approve this Agreement and the transactions contemplated hereby.

(o)                                 Properties.  (i) Other than with respect to the Parent Real Properties (which are addressed in clauses (ii)-(iv) of this Section 3.2(o)), Parent, AcquisitionCo or one of the other Subsidiaries of Parent (A) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Parent Public Documents as being owned by Parent or one of its Subsidiaries or acquired after the date thereof that are material to Parent’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (1) statutory Liens securing payments not yet due, (2) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not affect in any material respect the current use of the properties or assets subject thereto or affected thereby or otherwise impair in any material respect the business operations at such properties and (3) mortgages, deeds of trust or security interests related to indebtedness reflected on the consolidated financial statements of Parent (such Liens in clauses (1) through (3), “Parent Permitted Liens”), and (B) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Parent Public Documents or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without any material default thereunder by the lessee or, to Parent’s knowledge, the lessor.

(ii)          Except as would not reasonably be expected to have a Material Adverse Effect on Parent, one of Parent, AcquisitionCo or one of the other Subsidiaries of Parent has good and marketable either fee simple or leasehold (as the case may be) title to all real properties occupied, used or held for use in Parent’s business or reflected in the latest audited balance sheet included in the Parent Public Documents (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) (the “Parent Real Properties”), in each case free and clear of all Liens other than Parent Permitted Liens.  All aspects of the Parent Real Property are in compliance in all material respects with any and all restrictions and other provisions included in the Parent Permitted Liens, and there are no matters which create, or which with notice or the passage of time would create, a default under any of the documents evidencing the Parent Permitted Liens, except in each case where the failure to comply or the default would not reasonably be expected to have a Material Adverse Effect on Parent.

(iii)       Each of the leases and subleases pursuant to which Parent, AcquisitionCo or any of the other Subsidiaries of Parent leases the leased Parent Real Properties (the “Parent Real Property Leases”) is valid, binding and in full force and effect without default thereunder by the lessee or, to Parent’s knowledge, the lessor (and there are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by either party under any Parent Real Property Lease), except in each case where the failure to comply or the default would not reasonably be expected to have a Material Adverse Effect on Parent.  True and complete copies of all Parent Real Property Leases that are material to Parent have been made available by Parent to the Company prior to the date of this Agreement, including all amendments or modifications thereof and all side letters or other instruments affecting the obligations of any party thereunder.  There is no pending or, to the knowledge of Parent, threatened suit, action or proceeding with respect to any leased property that is material to Parent’s business which would reasonably be expected to interfere in any material respect with the quiet enjoyment of any tenant.  As used herein, the term “lease” shall also include subleases, the term “lessor” shall also include any sublessor, and the term “lessee” shall also include any sublessee.

(iv)      Except as would not reasonably be expected to have a Material Adverse Effect on Parent, all buildings, structures, improvements and fixtures located on or within the Parent Real Property, and all other aspects of the Parent Real Property, (1) are in good operating condition and repair and are structurally sound and free of any defects; (2) are suitable, sufficient and appropriate in all respects for their current and contemplated uses; and (3) consist of sufficient land, parking areas, sidewalks, driveways and other improvements (and otherwise have adequate ingress and egress to public rights of way) to permit the continued use of such facilities in the manner and for the purposes to which they are presently devoted or to which they are contemplated to be devoted.

(p)                                 Intellectual Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (i) Parent, AcquisitionCo or one of the other Subsidiaries of Parent own free and clear of all Liens other than Parent Permitted Liens or have a valid license to use all material patents, trade secrets, copyrights, trademarks, service marks, domain names, trade names, confidential know-how and other intellectual property (including any registrations or applications for registration of any of the foregoing) (collectively, the “Parent Intellectual Property”) necessary to carry on their business as currently conducted, (ii) the Parent Intellectual Property does not Infringe the intellectual property rights of third parties and is not being Infringed by any third parties, (iii) to the knowledge of Parent, no facts or circumstances exist that would affect the validity, substance or existence of, or Parent’s rights in, the Parent Intellectual Property, (iv) Parent, AcquisitionCo

and the other Subsidiaries of Parent have taken reasonable actions to protect and maintain the Parent Intellectual Property, including Parent Intellectual Property that is confidential in nature, and (v) there are no claims, suits or other actions, and to the knowledge of Parent, no claim, suit or other action is threatened, that seek to limit or challenge the validity, enforceability, ownership, or right to use, sell or license the Parent Intellectual Property, nor does Parent know of any valid basis therefor.

(q)                                 Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent:

(i)             Parent, AcquisitionCo and the other Subsidiaries of Parent hold, and are in compliance with all Environmental Permits required under all applicable Environmental Laws for Parent to conduct its operations, and are in compliance with all applicable Environmental Laws;

(ii)          to Parent’s knowledge, none of Parent, AcquisitionCo or any of the other Subsidiaries of Parent has received any Environmental Claim, and Parent has no knowledge of any pending or threatened Environmental Claim; and

(iii)       none of Parent, AcquisitionCo or any of the other Subsidiaries of Parent has released any Hazardous Materials at, on, from or under any of the properties or facilities currently or formerly owned or leased by Parent, AcquisitionCo or any of the other Subsidiaries of Parent in violation of, or in a manner, location or quantity that would reasonably be expected to require remedial action under, any Environmental Laws.

(r)                                    Insurance.  Parent, AcquisitionCo and the other Subsidiaries of Parent maintain insurance in such amounts and covering such losses and risks as, in Parent’s reasonable determination, is adequate to protect Parent, AcquisitionCo and the other Subsidiaries of Parent with respect to their respective businesses and is customary for companies engaged in similar businesses in similar industries.  With respect to each insurance policy, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) none of Parent, AcquisitionCo or any other Subsidiary of Parent is in breach or default, and none of Parent, AcquisitionCo or any other Subsidiary of Parent has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of Parent, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

(s)                                   Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or person except Intrepid Financial Partners, L.L.C. (the fees of which will be paid by Parent) is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee from Parent, AcquisitionCo or any other Subsidiary of Parent in connection with any of the transactions contemplated by this Agreement.

(t)                                    No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 3.2 (as modified by the Parent Disclosure Letter), or the certificates delivered pursuant to Section 6.3, none of Parent, AcquisitionCo or any other Subsidiary of Parent or any of their respective Representatives makes any other express or implied representation or warranty with respect to Parent, AcquisitionCo or any other Subsidiary of Parent, the transaction contemplated by this Agreement or any other assets, rights or obligations to be transferred hereunder or pursuant hereto, and Parent disclaims any other representations or warranties, whether made by Parent, AcquisitionCo or any other Subsidiary of Parent, or any of their respective affiliates or Representatives.  The Parties agree that neither Parent nor any other person on behalf of Parent (i) makes any representation or warranty or (ii) will have any or be subject to any liability or obligation with respect to Parent, AcquisitionCo or any other Subsidiary of Parent, regarding any projections or probable or future revenues, expenses, profitability or financial results of Parent, AcquisitionCo or any other Subsidiary of Parent, any material made available to the Company at any time in certain “data rooms”, management presentations, responses to questions submitted by or on behalf of the Company, whether orally or in writing, or in any other form in expectation or furtherance of the transactions contemplated by this Agreement.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1                                    Covenants of the Company.  During the period from the date hereof and continuing until the earlier of the Effective Time and the termination of this Agreement, the Company agrees as to itself and its Subsidiaries that, except as expressly permitted or expressly contemplated by this Agreement or the other Transaction Agreements (including any schedules thereto), as set forth in Section 4.1 of the Company Disclosure Letter, as required by applicable law, or to the extent that Parent shall otherwise consent in writing:

(a)                                 Ordinary Course.  The Company and its Subsidiaries shall carry on their respective businesses in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.  Notwithstanding the foregoing, no failure to act by the Company or any of its Subsidiaries with respect to matters specifically prohibited by any other provisions of this Section 4.1 shall be deemed a breach of the preceding sentence. The Company shall not, nor shall it permit any of its Subsidiaries to, without the prior consent of the Parent, which consent shall not be unreasonably withheld, conditioned, or delayed, (i) enter into any new material line of business, (ii) change its or its Subsidiaries’ operating policies in any respect that is material to the Company, except as required by law or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities (A) incurred or committed to in the ordinary course of business consistent with past practice and in any event not in excess of $5 million, in the aggregate, or (B) required on an emergency basis or for the safety of individuals or compliance with Environmental Laws in an amount not exceeding $5 million net of insurance coverage for any individual event or occurrence, provided that the Company shall notify Parent as promptly as practicable of such expenditure, (iv) enter into or amend any agreement that has as its subject matter a Company Affiliate Transaction, or (v) subject to Section 5.13(a): enter into any agreement that would constitute a Company Contract had such agreement been in effect on the date hereof or amend or terminate any Company Contract in any material respect, or waive or grant any release or relinquishment of any material rights under, or renew, any Company Contract.

(b)                                 Dividends; Changes in Stock.  Except for transactions solely among the Company and its wholly owned Subsidiaries, the Company shall not, nor shall it permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine, subdivide, consolidate or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (except for any split, combination, subdivision, consolidation or reclassification of capital stock of a wholly owned Subsidiary of the Company or any issuance or authorization or proposal to issue or authorize any securities of a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company), (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock other than as required by any Company Stock Incentive Plan, Company Employee Benefit Plan or employment agreement of the Company made available to Parent prior to the date hereof (including in connection with the payment of any exercise price or Tax withholding in connection with the exercise or vesting of Company Options or Company Restricted Stock Units), (iv) issue, deliver, sell or grant any right, warrant or option to acquire any Company Shares or equity interests or (v) issue, deliver, sell or grant any additional Company Shares or equity interests or any securities convertible or exchangeable into or exercisable for, or any rights based in whole or in part on the value of, any Company Shares.

(c)                                  Issuance of Securities.  The Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights, Company Restricted Stock Units, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Shares required to be issued upon the exercise or settlement of Company Options under the Company Stock Incentive Plans outstanding on the date hereof in accordance with the terms of the applicable Company Stock Incentive Plan in effect on the date hereof, or (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of the Company.

(d)                                 Governing Documents, Etc. The Company shall not amend or propose to amend the organizational documents of the Company or, except as permitted pursuant to Section 4.1(e) or (f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger, amalgamation or reorganization with any person other than a wholly owned Subsidiary of the Company.

(e)                                  No Acquisitions.  Other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) and other business combinations (collectively, “Company Acquisitions”) that:  (i) would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby, and for which the fair market value of the total consideration paid by the Company and its Subsidiaries in such Company Acquisitions does not exceed in the aggregate $25 million, or (ii) are Company Acquisitions of inventory in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging, amalgamating or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material to the Company.

(f)                                   No Dispositions.  Other than (i) any sale, lease, assignment, encumbrances or other disposition of inventory in the ordinary course of business consistent with past practice and (ii) dispositions of other assets (including Subsidiaries) in the ordinary course of business consistent with past practice if the book value thereof does not exceed in the aggregate $5 million, the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets.

(g)                                  Indebtedness.  The Company shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any long-term debt securities of others; provided, however, that nothing in this Section 4.1(g) shall prohibit the Company from granting customers customary trade credit in the ordinary course of business and consistent with past practices.

(h)                                 Other Actions.  The Company shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or would reasonably be expected (unless such action is required by applicable law) to, adversely affect or delay the ability of the parties to obtain any of the Regulatory Approvals in any material respect without taking any action of the type referred to in Section 5.2(c)(ii).

(i)                                     Accounting Methods; Tax Matters.  The Company shall not change in any material respect its material methods of accounting in effect at June 30, 2017.  The Company shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election, change an annual Tax accounting period, change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle, compromise or consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for material Taxes or surrender any right to claim a refund of a material amount of Taxes, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax.  The Company shall not enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement.  The

Company shall not file any material Tax Return other than one prepared in a manner consistent with past practice, or apply for or enter into any ruling from any taxing authority with respect to Taxes.  The Company shall not take any action or knowingly permit inaction or knowingly enter into any transaction that could reasonably be expected to have the effect of materially reducing or eliminating the amount of the tax cost “bump” pursuant to paragraphs 88(1)(c) and 88(1)(d) of the Tax Act in respect of the securities of any affiliates or Subsidiaries and other non-depreciable capital property owned by the Company or any of its Subsidiaries on the date hereof, upon an amalgamation or winding-up of the Company or any of its Subsidiaries (or any of their respective successors).  The Company shall not make, and shall cause each of its Subsidiaries which is a corporation resident in Canada (within the meaning of the Tax Act) not to make, any “investment” (within the meaning of section 212.3(10) of the Tax Act) in a corporation that is not resident in Canada (within the meaning of the Tax Act); provided, however, that the Company and its Subsidiaries may make up to $1 million in the aggregate of such “investments” in the ordinary course of business.  As promptly as possible after the date hereof, the Company shall provide Parent with a list of all Tax Returns with respect to which the Company or any of its Subsidiaries has requested an extension of time within which to file such Tax Return which Tax Return has not yet been filed.

(j)                                    Compensation and Benefit Plans.  Except as required by applicable Law, the Company shall not and shall not permit its Subsidiaries to:  (i) increase the wages, salaries, or incentive compensation or incentive compensation opportunities of any director, officer, employee or full time individual independent contractor of the Company or any of its Subsidiaries; provided that such increases in cash compensation shall be permitted for any individual who is not a director or senior executive of the Company in the ordinary course of business, but the aggregate amount of all such increases among all such individuals shall not exceed $500,000 (on an annualized basis); (ii) increase or accelerate the accrual rate, vesting, or timing of payment or funding of, any compensation, severance, retention, benefits or other rights of any current or former director, employee or full time individual independent contractor of the Company or any of its Subsidiaries or otherwise pay any amount to which any current or former director, employee or full time individual independent contractor of the Company or any of its Subsidiaries is not entitled; (iii) establish, adopt, amend, or become a party to any new employment, severance, retention, change in control, or consulting agreement or any employee benefit or compensation plan, program, commitment, policy, practice, arrangement, or agreement or amend, suspend or terminate any Company Employee Benefit Plan; provided that this clause shall not prohibit the Company or its Subsidiaries from (A) establishing a “top up retention pool” with costs not to exceed $2 million in the aggregate, based on the plan mutually agreed to by Parent and the Company, pursuant to which participants will be eligible to receive a retention payment subject to their continued employment with the Company through the 30th day following the Effective Date (such date, the “Retention Date”) (with participants remaining eligible to receive such payment in the event he or she is terminated without “cause” following the Effective Date but prior to the Retention Date), with the participants and individual awards thereunder as discussed and agreed to by Parent’s Chief Executive Officer, based on recommendations provided to Parent by the Company’s Chief Executive Officer), or (B) hiring at-will employees to replace employees who have left employment of the Company, so long as such hiring (and the applicable employment terms) is consistent with past practice; (iv) modify any Company Option, Company Restricted Stock Unit, or other equity-based award (except to the extent required by Section 2.15 and Section 2.16 of this Agreement); (v) make any discretionary contributions or payments to any trust or other funding vehicle or pay any discretionary premiums in respect of benefits under any Company Employee Benefit Plan; or (vi) establish, adopt, enter into, amend, suspend or terminate any collective bargaining agreement or other contract with any labor union, except as required by the terms of any collective bargaining agreement or other contract with any labor union in effect on the date hereof.

(k)                                 No Liquidation.  The Company shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(l)                                     Litigation.  The Company shall not, and shall not permit any of its Subsidiaries to, settle or compromise any material litigation other than settlements or compromises of litigation where (i) the amount paid (less the amount reserved for such matters by the Company and any insurance coverage applicable thereto) in settlement or compromise, in each case, does not exceed $250,000 and (ii) if such settlement or compromise involves a grant of injunctive relief against the Company or any of its Subsidiaries, such injunctive relief would not reasonably be expected to materially impair the business of the Company and its Subsidiaries, taken as a whole.

(m)                             Insurance.  The Company shall not, and shall not permit any of its Subsidiaries to, permit any material insurance policy to terminate or lapse without replacing such policy with comparable coverage or amend or cancel any material insurance policy.

(n)                                 Non-Competition.  The Company shall not, and shall not permit any of its Subsidiaries to, enter into any contract, arrangement, commitment or understanding that, after the Effective Time, would purport to limit the ability of Parent or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or that requires referrals of business.

(o)                                 Other Agreements.  The Company shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

(p)                                 Pre-Acquisition Reorganization.

(i)             The Company  agrees  that,  upon  request  by  the  Purchaser,  the Company shall use all commercially reasonable efforts to:

(1)         effect such reorganizations of the Company’s business, operations and assets or such other transactions as the Purchaser may request, acting reasonably (each a “Pre-Acquisition Reorganization”); and

(2)         co-operate with the Purchaser and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken; provided that:

(I)           the Pre-Acquisition Reorganizations are not prejudicial to securityholders of the Company (having regard to the indemnities provided herein);

(II)      the Pre-Acquisition Reorganizations do not impair the ability of the Purchaser or the Company to complete the Arrangement or delay the completion of the Arrangement;

(III) the Pre-Acquisition Reorganizations are effected as close as reasonably practicable prior to the Effective Time;

(IV)  none of the Company or its Subsidiaries is required to take any action that could reasonably be expected to result in Taxes being imposed on, or any adverse Tax or other consequences to, any securityholder of the Company incrementally greater than the Taxes or other consequences to such party in connection with the completion of the Arrangement in the absence of action being taken pursuant to this Section 4.1(p);

(V)       the Pre-Acquisition Reorganizations do not result in any material breach by the Company or any of its Subsidiaries of any Contract or any breach by the Company or any of its Subsidiaries of their respective organizational documents or Law; and

(VI)  the Pre-Acquisition Reorganizations shall not become effective unless the Purchaser has waived or confirmed in writing the satisfaction of all conditions in its favour under Section 6.1 and Section 6.2 and shall have confirmed in writing that the Purchaser is prepared to promptly and without condition (other than compliance with this Section 4.1(p)) proceed to effect the Arrangement.

(ii)          The Purchaser waives any breach of a representation, warranty or covenant by the Company, where such breach is a result of an action taken by the Company or a Subsidiary of the Company in good faith pursuant to a request by the Purchaser in accordance with this Section 4.1(p).  The Purchaser shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least 15 Business Days prior to the Effective Time.  Upon receipt of such notice, the Purchaser and the Company shall work co-operatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do all such other acts and things as are reasonably necessary, including making amendments to this Agreement or the Plan of Arrangement (provided that such amendments do not require the Company to obtain approval of Shareholders (other than as properly put forward and approved at the Company Meeting) or materially delay the Effective Date), to give effect to such Pre-Acquisition Reorganization.  If the Arrangement is not completed other than due to a breach by the Company of the terms and conditions of this Agreement, the Purchaser shall:

(1)         forthwith reimburse the Company for all reasonable out-of-pocket costs and expenses incurred in connection with any proposed Pre-Acquisition Reorganization; and

(2)         indemnify the Company for any losses or costs (other than those reimbursed in accordance with the foregoing) incurred by the Company and arising directly out of any Pre-Acquisition Reorganization provided however, that such indemnity shall include any reasonable costs incurred by the Company in order to restore the organizational structure of the Company to a substantially identical structure of the Company as at the date hereof.

(iii)       Without limiting the generality of the foregoing, the Company acknowledges that the Purchaser may enter into transactions (the “Bump Transactions”) designed to step up the tax basis in certain capital property of the Company for purposes of the Tax Act and agrees to use commercially reasonable efforts to provide information reasonably required by Purchaser in this regard on a timely basis and to assist in the obtaining of any such information in order to facilitate a successful completion of the Bump Transactions or any such other reorganizations or transactions as is reasonably requested by the Purchaser.

Section 4.2                                    Covenants of Parent.  During the period from the date hereof and continuing until the earlier of the Effective Time and the termination of this Agreement, Parent agrees as to itself and its Subsidiaries that, except as expressly permitted or expressly contemplated by this Agreement or the other Transaction Agreements (including any schedules thereto), as set forth in Section 4.2 of the Parent Disclosure Letter, as required by applicable law, or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)                                 Ordinary Course.  Parent and its Subsidiaries shall carry on their respective businesses in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.  Notwithstanding the foregoing, no failure to act by Parent or any of its Subsidiaries with respect to matters specifically prohibited by any other provisions of this Section 4.2 shall be deemed a breach of the preceding sentence.

(b)                                 Dividends; Changes in Stock.  Except for transactions solely among Parent and its wholly owned Subsidiaries or the declaration and payment by Parent of regular quarterly dividends at a rate not to exceed $0.06 per Parent Share, Parent shall not, nor shall it permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its equity securities, (ii) split, combine, subdivide, consolidate or reclassify any capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares (except for any split, combination, subdivision, consolidation or reclassification of capital stock of a wholly owned Subsidiary of Parent or any issuance or authorization or proposal to issue or authorize any securities of a wholly owned Subsidiary of Parent to Parent or another wholly owned Subsidiary of Parent), or (iii) except with respect to any Parent Equity Awards, repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any of its shares or any securities convertible into or exercisable for any of its shares.

(c)                                  Governing Documents, Etc.  Except as would not have an adverse and disproportionate impact on the Company Shareholders (as compared to the current Parent Shareholders), Parent shall not amend or propose to amend the organizational documents of Parent or enter into, or permit any Significant Subsidiary to enter into, a plan of consolidation, merger, amalgamation or reorganization with any person other than a wholly owned Subsidiary of Parent.

(d)                                 Other Actions.  Parent shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or would reasonably be expected (unless such action is required by applicable law) to, adversely affect or delay the ability of the parties to obtain any of the Regulatory Approvals in any material respect without taking any action of the type referred to in Section 5.2(c)(ii).

(e)                                  No Liquidation.  Parent shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(f)                                   Other Agreements. Parent shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited to be taken by such person by this Section 4.2.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1                                    Access to Information; Confidentiality.  Subject to the Confidentiality Agreement, and subject to applicable law, upon reasonable notice, each of Parent, AcquisitionCo and the Company shall, and shall cause its respective Subsidiaries to, afford to each other and their respective officers, directors, employees, accountants, counsel, financial advisors and other agents and representatives (collectively, “Representatives”), reasonable access (during normal business hours, upon reasonable prior notice and in accordance with procedures reasonably established by, and in a manner as shall not unreasonably interfere with the business or operations of, the Parent, AcquisitionCo, Company or any of their respective Subsidiaries, as applicable) during the period prior to the earlier of the Effective Time or the termination of this Agreement to all its respective properties, books, contracts, commitments, personnel and records and, during such period, each of Parent and the Company shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other all other information concerning its business, properties and personnel as Parent or the Company may reasonably request.  No review pursuant to this Section 5.1 shall affect any representation or warranty made by any Party or any certificate delivered pursuant hereto.  Each Party will hold, and will cause its respective Representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.  Any such investigation pursuant to this Section 5.1 shall be conducted in such a manner as not to interfere unreasonably with the business or operations of Parent, AcquisitionCo or the Company, as the case may be.  No Party shall conduct any core sampling or other invasive environmental testing without prior written approval of the other Party.  No Party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment or decree.  Notwithstanding the foregoing, no Party shall be required to disclose personnel records relating to individual performance or evaluation records, medical histories, or other information the disclosure of which would violate applicable law.  To the extent practicable, the parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 5.2                                    Reasonable Best Efforts.

(a)                                 Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws, rules and regulations to consummate the Arrangement and the other transactions contemplated by this Agreement as soon as practicable after the date hereof and in no event after the Outside Date, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity, including pursuant to the HSR Act, the CCA, and all other consents, waivers, orders, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party in order to consummate the Arrangement or any of the other transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, (i) each Party agrees (A) to make, as promptly as practicable, and in any event no later than 15 Business Days from the date hereof, an appropriate filing of a Notification and Report Form pursuant to the HSR Act, (B) to make, as promptly as reasonably practicable such other notifications and filings as are required under the CCA and any Merger Control Laws with respect to the transactions contemplated hereby that the Parties agree are required to be made, and (C) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, the CCA or Merger Control Law by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and any Merger Control Law and to secure any clearances and authorizations under Merger Control Laws on or before the Outside Date; and (ii) the Company agrees that it shall and, where appropriate, shall cause each of its Subsidiaries to (X) use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and Final Order applicable to it and comply promptly with all requirements which applicable

Laws may impose on the Company or its Subsidiaries with respect to the transactions contemplated by this Agreement and (Y) reasonably cooperate with Parent and its advisors in implementing the Arrangement and determining the optimal structure of Parent and the Company following the closing of the Arrangement, provided that the Company shall not be obligated to consent or agree to any change to the structure of the Arrangement that would reduce, impair, or otherwise negatively impact the benefits of the Arrangement, or would otherwise be prejudicial, to the Company Securityholders or that would materially delay the Effective Date.

(b)                                 Each of the Company and Parent shall, in connection with the efforts referenced in Section 5.2(a), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other Party of the status of any of the matters contemplated hereby, including providing the other Party with a copy of any material written communication (or summary of material oral communications) received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice, the Federal Trade Commission or any other Governmental Entity and of any material written communication (or summary of material oral communications) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) consult with each other in advance to the extent practicable of any meeting or teleconference with any such Governmental Entity or, in connection with any proceeding by a private party, with any such other Person, and to the extent permitted by any such Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and teleconferences.

(c)                                  In furtherance and not in limitation of the covenants of the Company and Parent contained in this Section 5.2, (i) if (A) any objections are asserted with respect to the transactions contemplated hereby under any law, rule, regulation, order or decree (including the HSR Act and the CCA), (B) any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Entity or private party challenging the Arrangement or the other transactions contemplated hereby as violative of any law, rule, regulation, order or decree (including the HSR Act and the CCA) or that would otherwise prevent, materially delay or materially impede the consummation of the Arrangement or the other transactions contemplated hereby, or (C) any law, rule, regulation, order or decree is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Arrangement or the other transactions contemplated hereby illegal or would otherwise prevent, materially delay or materially impede the consummation of the Arrangement or the other transactions contemplated hereby, then (ii) each of the Company and Parent shall use its reasonable best efforts to resolve any such objections, actions or proceedings so as to permit the consummation of the transactions contemplated by this Agreement, including agreeing to sell, swap, hold separate or otherwise dispose of or conduct its or its Subsidiaries’ business or assets in a specified manner, or selling, swapping, holding separate or otherwise disposing of or conducting its or its Subsidiaries’ business or asset in a specified manner, which would resolve such objections, actions or proceedings such that the Arrangement can reasonably likely to be consummated by the Outside Date.  Notwithstanding the foregoing or any other provision in this Agreement to the contrary, nothing in this Section 5.2 shall require, or be deemed to require the taking of any of the foregoing actions by any Party that (i) is not conditional on the consummation of the Arrangement or (ii) would be reasonably likely to materially adversely affect Parent or its Subsidiaries, whether individually or taken as a whole, or the Company or its Subsidiaries, whether individually or taken as a whole, after the Effective Date.

(d)                                 In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.2, if any of the events specified in Section 5.2(c)(i)(B) or (C) occurs, then each of Parent and the Company shall cooperate in all respects with each other and use its reasonable best efforts, subject to Section 5.2(c), to vigorously contest and resist any such administrative or judicial action or proceeding and to have vacated, lifted, reversed or overturned any judgment, injunction or other decree or order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes the consummation of the Arrangement or the other transactions contemplated by this Agreement and to have such law, rule, regulation, order or decree repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement, and each of Parent and the Company shall use its reasonable best efforts to defend, at its own cost and expense, any such administrative or judicial actions or proceedings.

(e)                                  Each of the Company and Parent and their respective Boards of Directors shall, if any “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation becomes applicable to this Agreement, the Arrangement, or any other transactions contemplated hereby, use reasonable best efforts to ensure that the Arrangement and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such law or regulation on this Agreement, the Arrangement and the other transactions contemplated hereby.

Section 5.3                                    Acquisition Proposals.

(a)                                 Except as expressly permitted by this Section 5.3, the Company shall not, and shall cause each of its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer relating to, any transaction (other than any the transaction permitted or contemplated by this Agreement) to effect (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries whose assets, taken together, constitute 15% or more of the consolidated assets (including stock of its Subsidiaries) of the Company and its Subsidiaries, taken as a whole, based on fair market value, (B) any direct or indirect sale of, or tender or exchange offer for, the Company’s voting securities, in one or a series of related transactions, that, if consummated, would result in any Person (or the shareholders of such Person) beneficially owning securities representing 15% or more of the Company’s total voting power (or of the surviving parent entity in such transaction) or (C) any direct or indirect sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, in one or a series of related transactions, of assets or businesses of the Company or its Subsidiaries constituting 15% or more of the consolidated assets or revenues of the Company and its Subsidiaries, taken as a whole (any such proposal, offer or transaction (other than a proposal or offer made by Parent or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data relating to the Company or any of its Subsidiaries to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal or (iii) approve, recommend, execute or enter into, or propose to approve, recommend, execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other agreement related to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 5.3(b)(i)) or propose or agree to do any of the foregoing.  Nothing in this Section 5.3 shall prohibit the Company, or its Board of Directors, directly or indirectly through any officer, employee or Representative, informing any Person that the Company is a party to this Agreement and referring such Person to this Section 5.3.

(b)                                 Notwithstanding anything in this Agreement to the contrary, the Company or the Company Board shall be permitted to (A) comply, to the extent applicable, with Rule 14d-9 and Rule 14e-2, or make any “stop-look-listen” communication to the Company Securityholders pursuant to Rule 14d-9(f), each as promulgated under the U.S. Exchange Act with regard to an Acquisition Proposal, provided that this Section 5.3(b)(A) shall not permit the Company or the Company Board to make a Company Change in Recommendation except as expressly permitted by Section 5.3(b)(C), (B) engage in any discussions or negotiations with, or provide any confidential information or data and afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any Person in response to an unsolicited bona fide, written Acquisition Proposal by any such Person made after the date hereof under circumstances not relating to any breach of this Section 5.3, (C) effect a Company Change in Recommendation or terminate this Agreement in accordance with Section 7.2(h) in order to enter into a binding written agreement with respect to a Superior Proposal, in each case in response to an unsolicited bona fide written Acquisition Proposal by any such Person made after the date hereof under circumstances not relating to any breach of this Section 5.3, or (D) comply with Part 2 - Division 3 of National Instrument - 62¬104 Take Over Bids and Issuer Bids of the Canadian Securities Administrators and similar provisions under applicable Canadian Securities Laws relating to the provision of directors’ circulars in respect of an Acquisition Proposal that is not a Superior Proposal but only following compliance with this Section 5.3 by the Company and provided that this Section 5.3(b)(D) shall not permit the Company or the Company Board to make a Company Change in Recommendation except as expressly permitted by Section 5.3(b)(C), in each case if and only to the extent that:

(i)                         in the case of clause (B) above, (I) the Requisite Approval has not been obtained, (II) the Company has complied with this Section 5.3 in all material respects, (III) the Company Board, after consultation with its financial advisors and outside legal counsel, has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (IV) prior to providing any information or data or access (in each case as described in clause (B) above) to any Person in connection with an Acquisition Proposal, the Company shall enter into a confidentiality agreement with such Person having provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), provided that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 5.3; and

(ii)                      in the case of clause (C) above, (I) the Requisite Approval has not been obtained, (II) the Company has complied with this Section 5.3 in all material respects, (III) the Company Board, after consultation with its financial advisors and outside legal counsel, has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its outside legal counsel, has determined in good faith that failure to take such action would be inconsistent with the fiduciary duties of the directors of the Company under applicable law, (IV) the Company has notified Parent in writing, at least four Business Days in advance, of its intention to effect such action (which notice shall include a copy of the relevant proposed transaction agreements and a copy of any financing commitments relating thereto); provided that such notice shall be given again (but shall be limited to two Business Days in advance) in the event of any revision to the financial terms or other material terms such Superior Proposal, (V) prior to taking such action, the Company has, and has caused its financial and legal advisors to, negotiate with Parent in good faith to enable Parent to propose in writing revisions to the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and (VI) following the end of such notice period, the Company Board shall have considered in good faith any changes to this Agreement proposed in writing by Parent, and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that notwithstanding such proposed changes, such Acquisition Proposal remains a Superior Proposal.

(c)                                  The Company shall notify Parent as promptly as practicable of any request for information related to a potential Acquisition Proposal or any Acquisition Proposal received by the Company or any of its Representatives, orally and in writing, indicating, in connection with such notice, the identity of such Person and the material terms and conditions of any such Acquisition Proposal (including a copy thereof if in writing and any related available material documentation or correspondence), and in any event the Company shall provide written notice to Parent of such Acquisition Proposal or requests for information and initiation of such discussions or negotiations by the end of the Business Day (New York time) following the day on which such event occurs.  The Company agrees that it will keep Parent promptly and reasonably apprised of the status and material terms of any such Acquisition Proposal (including whether withdrawn or rejected) and the status and nature of all information requested, and in any event the Company shall provide Parent with written notice of any material development with respect to any of the foregoing by the end of the day (New York time) following the day on which such development occurs.  The Company also agrees to provide Parent with any information that it provides to the third party making the request therefor substantially contemporaneously with providing such information to such third party, unless Parent has already been provided with such information.

(d)                                 The Company (i) will and will cause its Subsidiaries, and its and their Representatives to, cease immediately and terminate any and all existing solicitation, knowing encouragement, knowing facilitation, discussions or negotiations with any third parties (other than Parent and its affiliates and its and their Representatives) conducted heretofore with respect to any Acquisition Proposal, (ii) will not, and will cause its Subsidiaries not to, release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal and (iii) will and will cause its Subsidiaries to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by seeking to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.  The Company agrees that it will use reasonable best efforts to promptly inform its and its Subsidiaries’ respective directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.3. The Company shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each Person, if any, that has heretofore executed a confidentiality agreement within the twelve months prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information or data heretofore furnished to any Person by or on behalf of the Company or any of its Subsidiaries.

Section 5.4                                    Stock Exchange De-Listing.  Prior to Effective Time, the Company will use its reasonable best efforts to cooperate with Parent to cause the Company Shares to be de-listed from the NASDAQ and deregistered under the U.S. Exchange Act as soon as practicable following the Effective Time.

Section 5.5                                    Employee Benefits Plans.

(a)                                 For the period beginning on the Effective Date and ending on the six (6) month anniversary of the Effective Date, Parent shall, or shall cause one of its Subsidiaries to, provide each employee of the Company or any of its Subsidiaries immediately prior to the Effective Date who continues his or her employment with Parent or one of its Subsidiaries (including the Company) following the Effective Date (each, a “Continuing Employee”) compensation and benefit opportunities that are comparable in the aggregate to those provided to such Continuing Employee under the Company Employee Benefit Plans in effect immediately prior to the Effective Date (excluding (i) any equity-based compensation or (ii) retention, stay, change-in-control or similar payments or benefits).  Notwithstanding the foregoing, Parent shall, or shall cause one of its Subsidiaries to, honor any terms and conditions of employment of Continuing Employees to the extent required by applicable Law or the terms and conditions of any collective bargaining agreement, works council, or other similar agreement listed on Section 3.1(r) of the Company Disclosure Letter, as such agreement may be in effect from time to time.  Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude or limit the right of Parent or its applicable affiliate(s) from terminating the employment of any Continuing Employee after the Effective Date for any lawful reason.

(b)                                 For purposes of eligibility and vesting (but not benefit accrual) under the Company Employee Benefit Plans and the Parent Employee Benefit Plans providing benefits to any Continuing Employee after the Effective Date (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries, as the case may be, before the Effective Date, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Benefit Plan; provided that the foregoing service credit shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits.  In addition, and without limiting the generality of the foregoing:  (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Employee Benefit Plan in which such Continuing Employee participated immediately before the replacement; and (ii) for purposes of each such New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under the applicable Company Employee Benefit Plan during the portion of the plan year of such New Plan ending on the date such Continuing Employee’s participation in such New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)                                  After the date hereof, the Company, in consultation with Parent, shall satisfy any required notifications and/or consent requirements of any works councils or other similar labor or employee organizations, or as required under any applicable labor relations legislation, any collective bargaining agreement or similar labor agreement.

(d)                                 Following the date of this Agreement, no new election period shall be commenced for purposes of the Company’s Employee Stock Savings Plan.

(e)                                  Following the date of this Agreement, the Company shall continue to operate its 2017 Short Term Incentive Plan (the “2017 STIP”) in accordance with past practices and in the ordinary course of business in accordance with the existing terms of the 2017 STIP except as otherwise modified by this provision.  Amounts payable by the Company (if any) under the 2017 STIP shall be paid on or before March 15, 2018 as determined by Parent, with any such amounts to be calculated based upon applicable performance achievement; provided, that, in the event that the Effective Date occurs on or before December 31, 2017, then, in calculating the amounts to be paid under the 2017 STIP, with respect to the stub period for the remainder of 2017, the Company shall calculate the financial objectives component of the 2017 STIP by annualizing January 1, 2017 through the last day of the month preceding the Effective Date subject to adjustment to add back transaction costs, restructuring costs, impairments, and any business disruption directly caused by action required to be taken by the terms of this Agreement.  Such calculation and support shall be prepared by the Company and delivered, as soon as reasonably practicable once the anticipated Effective Date is known, to the Chief Executive Officer of Parent who shall review and approve using good faith as soon as practicable, but in any event within three Business days prior to the Effective Date.  Participants will earn and be owed the bonus if they are still employees of the Company and/or its Subsidiaries on the earlier of the Effective Date or December 31, 2017.

(f)                                   The Company shall deliver, within 10 Business Days following the date hereof, the following documentation relating to each Company Employee Benefit Plan, it being understood that any such additional documentation shall not be deemed to act as an exception to any of the representations set forth in Section 3.1(j):  (A) the most recent annual report (Form 5500) filed with the IRS, if any, (B) the current plan documents comprising such Company

Employee Benefit Plan, including any and all amendments thereto, (C) each trust agreement, insurance contract or other funding agreement relating to such Company Employee Benefit Plan, if any, (D) the most recent summary plan description for each Company Employee Benefit Plan, if any, (E) the most recent actuarial report or valuation relating to a Company Employee Benefit Plan subject to Title IV of ERISA, if any, and (F) the most recent determination letter, opinion letter or advisory letter issued by the IRS with respect to any Company Qualified Plan, if any.

This Section 5.5 shall be binding upon and inure solely to the benefit of the parties to this Agreement.  Nothing in this Section 5.5, whether express or implied, shall confer upon any Continuing Employee or any other current or former employee, director, consultant or other service provider of the Company or its Subsidiaries, or any other Person, any rights or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever, and no such Person shall be regarded for any purpose as a third-party beneficiary of this Agreement.  Nothing contained in this Agreement shall (a) constitute or be deemed to be an amendment to any Company Employee Benefit Plan, Parent Employee Benefit Plan or any other compensation or benefit plan, program, practice, policy, agreement or arrangement of the Company, Parent, AcquisitionCo or any of their respective Subsidiaries; or (b) prevent the amendment or termination of any Company Employee Benefit Plan or Parent Employee Benefit Plan or interfere with the right or obligation of the Company, Parent or AcquisitionCo to make such changes as are deemed necessary to conform with applicable Law or regulation (including Section 409A of the Code).

Section 5.6                                    Section 16 Matters.  Assuming that the Company delivers to Parent the Section 16 Information reasonably (and in any event no less than 10 Business Days) in advance of the Effective Time, the Parent Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the U.S. Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Insiders of the Company of Parent Shares in exchange for Company Shares pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by the Company to Parent prior to the Effective Time, is intended to be exempt from liability pursuant to Section 16(b) under the U.S. Exchange Act.  Prior to the Effective Time, the Company shall take all actions necessary to ensure that the disposition of Company Shares and equity-based securities of the Company (including Company Restricted Stock Units and Company Options) pursuant to the transactions contemplated hereby that are held by Insiders of the Company are exempt from liability pursuant to Section 16(b) under the U.S. Exchange Act.

Section 5.7                                    Fees and Expenses.  Whether or not the Arrangement is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided in Section 7.3 and except that filing fees paid to any Governmental Entities with respect to the transactions contemplated hereby pursuant to the HSR Act, the CCA or any Merger Control Law shall be paid by Parent.

Section 5.8                                    Indemnification; Directors’ and Officers’ Insurance.

(a)                                 Without limiting any other rights that any Indemnified Party may have pursuant to any employment agreement, indemnification agreement or otherwise, from and after the Effective Time, Parent shall cause AcquisitionCo to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time, in each case to the fullest extent such persons are permitted by applicable law to be indemnified by, or have the right to advancement of expenses from, the Company as of the date hereof.

(b)                                 For a period of six years after the Effective Time, Parent shall, or shall cause AcquisitionCo to, maintain in effect, for the benefit of the Indemnified Parties with respect to their acts or omissions as directors and officers of the Company and its Subsidiaries, as applicable, occurring prior to Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), the current policies of directors’ and officers’ liability insurance maintained by the Company (the “Existing D&O Policy”); provided that, (i) Parent may, or may cause AcquisitionCo to, substitute therefor a policy or policies with limits, terms and conditions that are no less advantageous to the insured; (ii) neither Parent nor AcquisitionCo shall be required to pay annual premiums for the Existing D&O Policy (or for any substitute policy or policies) in excess of 250% of the annual premium paid by the Company with respect to the Existing D&O Policy as of the date hereof, which is set forth in Section 5.8 of the Company Disclosure Letter (the “Insurance Amount”); and (iii) if such premiums for such insurance would at any time exceed the Insurance Amount, then Parent shall maintain, or cause AcquisitionCo to maintain, policies of insurance that, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to the Insurance Amount.  In lieu of the foregoing, Parent may, or may cause AcquisitionCo to, at its option, purchase, from one or more insurers reasonably acceptable to the Company, a single payment, run-off policy or policies of directors’ and officers’ liability insurance covering each Indemnified Party with respect to their acts or omissions as directors and officers of the Company and its Subsidiaries, as applicable, occurring prior to Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) on terms and conditions, including limits, not less favorable in the aggregate than the terms and conditions contained in the current policies of directors’ and officers’ liability insurance maintained by Parent, such policy or policies to become effective at the Effective Time and remain in effect for a period of six years after the Effective Time.

(c)                                  If Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent, as the case may be, shall assume the obligations set forth in this Section 5.8.

(d)                                 The provisions of this Section 5.8 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.9                                    Stockholder Litigation.  Subject to applicable law, the Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to the Arrangement and the other transactions contemplated by this Agreement.  The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against it or its directors, executive officers or similar persons by any stockholder of such party relating to the Arrangement or the other transactions contemplated by this Agreement without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).

Section 5.10                             Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent or AcquisitionCo with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations of the Arrangement, the proper officers and directors of each Party to this Agreement shall take all such necessary action.

Section 5.11                             Exemption from the Registration Requirements of the U.S. Securities Act.  If exemption from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) is not available, the parties agree to amend the provisions of this Agreement, the Arrangement and any other relevant documents to such extent reasonably necessary to ensure that the transaction contemplated by this Agreement can be effected in a manner consistent with the provisions of the U.S. Securities Act and any relevant Securities Laws, provided that no Party shall be required to agree to any amendment that would be materially detrimental to such Party or its equityholders, including, for the avoidance of doubt, any amendment to the Outside Date or change in the amount or form of the Consideration.

Section 5.12                             Privacy Issues.

(a)                                 For the purposes of this Section 5.12, the following definitions shall apply:

(i)                                     “applicable law” means, in relation to any person, transaction or event, all applicable provisions of laws, statutes, rules, regulations, official directives and orders of and the terms of all judgments, orders and decrees issued by any authorized authority by which such person is bound or having application to the transaction or event in question, including applicable privacy laws.

(ii)                                  “applicable privacy laws” means any and all applicable laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including the Personal Information Protection Act (Alberta) and the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable local law.

(iii)                               “authorized authority” means, in relation to any person, transaction or event, any (A) federal, provincial, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign, (B) agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, (C) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions, and (D) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such person, transaction or event.

(iv)                              “Personal Information” means information about an identifiable individual transferred to the Company by Parent and AcquisitionCo or to Parent and AcquisitionCo by the Company in accordance with this Agreement and/or as a condition of the Arrangement.

(b)                                 The Parties acknowledge that they are responsible for compliance at all times with applicable privacy laws which govern the collection, use and disclosure of Personal Information acquired by or disclosed to either Party pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).

(c)                                  Neither Party shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Arrangement.

(d)                                 Each Party acknowledges and confirms that the disclosure of Personal Information is necessary for the purposes of determining if the Parties shall proceed with the Arrangement, and that the disclosure of Personal Information relates solely to the carrying on of the business and the completion of the Arrangement.

(e)                                  Each Party acknowledges and confirms that it has and shall continue to employ appropriate technology and procedures in accordance with applicable law to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

(f)                                   Each Party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the Parties’ obligations hereunder.  Each Party shall ensure that access to the Disclosed Personal Information shall be restricted to those employees or advisors of the respective party who have a bona fide need to access to such information in order to complete the Arrangement.

(g)                                  Each Party shall promptly notify the other Party to this Agreement of all inquiries, complaints, requests for access, and claims of which the Party is made aware in connection with the Disclosed Personal Information.  The Parties shall fully co-operate with one another, with the persons to whom the Personal Information relates, and any authorized authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, and claims.

(h)                                 Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of either Party, the counterparty shall forthwith cease all use of the Personal Information acquired by the counterparty in connection with this Agreement and will return to the party or, at the Party’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies).

Section 5.13                             Resignation Letters and Other Deliverables.

(a)                                 To the extent requested by Parent, the Company shall use reasonable efforts to obtain resignation letters (effective as of the closing of the Arrangement) from the non-executive directors of the Company and its Subsidiaries identified by Parent.

(b)                                 Prior to the Effective Date, the Company shall furnish Parent with:

(i)                                     certified copies of the resolutions duly passed by the Company Board approving the entering into of this Agreement and the consummation of the transactions contemplated hereby; and

(ii)                                  a certified copy of the Arrangement Resolution which has received the Requisite Approval.

Section 5.14                             Notification of Certain Matters; Transaction Litigation.

(a)                                 The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Arrangement or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Arrangement or the other transactions contemplated by this Agreement.

(b)                                 The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably expected to be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

(c)                                  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any actions, suits, claims, investigations or proceedings commenced or, to such Party’s knowledge, threatened against, relating to or involving such Party or any of such Party’s Subsidiaries, which relate to this Agreement, the Arrangement or the other transactions contemplated by this Agreement.

ARTICLE VI
CONDITIONS

Section 6.1                                    Mutual Conditions Precedent.  The obligations of the Parties to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived with the mutual consent of the Parties:

(a)                                 the Requisite Approval shall have been obtained at the Company Meeting in accordance with the Interim Order;

(b)                                 the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to Parent or the Company, acting reasonably, on appeal or otherwise;

(c)                                  no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement;

(d)                                 the Regulatory Approvals shall have been obtained (or the applicable waiting periods, including extensions thereof, shall have expired);

(e)                                  the Parent Shares issuable pursuant to the Arrangement shall at the Effective Time be approved for listing on the NYSE, subject to official notice of issuance; and

(f)                                   the Parent Shares to be issued pursuant to the Arrangement have been allotted by the Parent Board conditional only on completion of the Arrangement and that such Parent Shares shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof or another available exemption.

Section 6.2                                    Conditions Precedent to the Obligations of Parent and AcquisitionCo.  The obligation of Parent and AcquisitionCo to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Parent and AcquisitionCo and may be waived by Parent or AcquisitionCo in whole or in part at any time):

(a)                                 all covenants of the Company under this Agreement to be performed or complied with on or before the Effective Time which have not been waived by Parent shall have been duly performed or complied with by the Company in all material respects;

(b)

(i)                                     the representations and warranties of the Company set forth in Sections 3.1(b)(i)-(iii) and 3.1(l) shall be true and correct other than in de minimis respects, as of the date hereof and as of the Effective Time as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct other than in de minimis respects only as of the specified date);

(ii)                                  the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b)(iv), 3.1(c)(i), 3.1(i)(ii), 3.1(m), 3.1(n) and 3.1(w) shall be true and correct in all material respects as of the date hereof and as of the Effective Time as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct in all material respects only as of the specified date); and

(iii)                               the other representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or Material Adverse Effect) shall be true and correct, in each case as of the date hereof and as of the Effective Time as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent where the failures of any such representations and warranties to be so true and correct, in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company;

(c)                                  the Company shall have delivered a certificate addressed to Parent and AcquisitionCo and dated as of the Effective Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company, confirming the satisfaction of the conditions set forth in Sections 6.2(a) and (b) as of the Effective Date; and

(d)                                 since the date of this Agreement, there shall not have been any Event that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 6.3                                    Conditions Precedent to the Obligations of Company.  The obligation of the Company to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of the Company and may be waived by the Company):

(a)                                 all covenants of Parent and AcquisitionCo under this Agreement to be performed or complied with on or before the Effective Time which have not been waived by the Company shall have been duly performed or complied with by Parent and AcquisitionCo in all material respects;

(b)

(i)                                     the representations and warranties of Parent set forth in Sections 3.2(b)(i)-(iii) and 3.2(l)  shall be true and correct other than in de minimis respects, as of the date hereof and as of immediately prior to the Effective Time as if made at and as of such time

(except for representations and warranties made only as of a specified date, which shall be true and correct other than in de minimis respects only as of the specified date);

(ii)                                  the representations and warranties of Parent set forth in Sections 3.2(c)(i), 3.2(m) and 3.2(n) shall be true and correct in all material respects as of the date hereof and as of immediately prior to the Effective Time as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct in all material respects only as of the specified date); and

(iii)                               the other representations and warranties of Parent contained in this Agreement that are not so qualified (disregarding all qualifications and exceptions contained therein regarding materiality and Material Adverse Effect) shall be true and correct, in each case as of the date hereof and as of immediately prior to the Effective Time as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent where the failures of any such representations and warranties to be so true and correct, in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent;

(c)                                  Parent and AcquisitionCo shall have delivered a certificate addressed to the Company and dated as of the Effective Date, signed on behalf of Parent and AcquisitionCo by their respective Chief Executive Officers and Chief Financial Officers, confirming the satisfaction of the conditions set forth in Sections 6.3(a) and (b) as of the Effective Date; and

(d)                                 since the date of this Agreement, there shall not have been any Event that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 6.4                                    Satisfaction of Conditions.  The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Registrar following filing of the Articles of Arrangement with the consent of the Parties in accordance with the terms of this Agreement.

Section 6.5                                    Frustration of Conditions.  Neither the Company nor Parent may rely, either as a basis for not consummating the conditions contemplated by this Agreement or terminating this Agreement and abandoning the Arrangement, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was primarily caused by, or resulted from, such Party’s failure to perform any of its covenants or agreements under this Agreement.

ARTICLE VII
TERM, TERMINATION, AMENDMENT AND WAIVER

Section 7.1                                    Term.  This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

Section 7.2                                    Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)                                 by mutual consent of Parent and the Company in a written instrument;

(b)                                 by either Parent or the Company, if any Governmental Entity of competent jurisdiction shall have issued an order, decree, ruling or injunction permanently restraining, enjoining or otherwise prohibiting the Arrangement, and such order, decree, ruling or injunction has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.2(b) shall not be available to any party whose failure to comply with Section 5.2 or any other provision of this Agreement has been the cause of, or resulted in, such action;

(c)                                  by either Parent or the Company, if the Arrangement shall not have been consummated on or before 5:00 p.m. (New York time) on February 14, 2018 (the “Outside Date”); provided, that if as of such date any of the conditions set forth in Section 6.1(c) (as the result of  an order or injunction arising under any Antitrust Law) or Section 6.1(d) has not been satisfied or waived (to the extent permitted), the Outside Date shall be 5:00 p.m. (New York time) on April 15, 2018; provided, further, that the right to terminate this Agreement under this Section 7.2(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d)                                 by Parent, if  (i) the Company Board or any committee thereof shall (w) fail to make or publicly withdraw, qualify or modify (or publicly propose to withdraw, qualify or modify) in any manner adverse to Parent the Company Board’s recommendation to the Company Securityholders that they vote in favor of the Arrangement Resolution, (x) fail to include in the Company Circular the Company Board’s recommendation to the Company Securityholders that they vote in favor of the Arrangement Resolution, (y) take any action with respect to any tender offer or exchange offer for the Company Shares (including by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) other than a recommendation against such offer that reaffirms the Company Board’s recommendation to the Company Securityholders that they vote in favor of the Arrangement Resolution or (z) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any letter of intent, agreement, commitment or agreement in principle with respect to any Acquisition Proposal (collectively, a “Company Change in Recommendation”), or (ii) the Company shall have breached its obligations under Section 5.3;

(e)                                  by Parent, if there shall have been a breach by the Company of any of the covenants or agreements, or a failure to be true of any of the representations or warranties, set forth in this Agreement on the part of the Company, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the Effective Date, the failure of the condition set forth in Section 6.2(a) or (b) and which breach, or failure to be true, has not been cured by the earlier of 15 days following written notice thereof to the Company or the Outside Date or, by its nature, cannot be cured within such time period; provided, however, that the right to terminate this Agreement under this Section 7.2(e) shall not be available if Parent is itself in breach of its representations, warranties or covenants such as would result in any of the closing conditions set forth in Section 6.3(a) or (b) not being satisfied;

(f)                                   by the Company, if there shall have been a breach by Parent of any of the covenants or agreements, or a failure to be true of any of the representations or warranties, set forth in this Agreement on the part of Parent, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the Effective Date, the failure of the condition set forth in Section 6.3(a) or (b) and which breach, or failure to be true, has not been cured by the earlier of 15 days following written notice thereof to Parent or the Outside Date or, by its nature, cannot be cured within such time period; provided, however, that the right to terminate this Agreement under this Section 7.2(f) shall not be available if the Company is itself in breach of its representations, warranties or covenants such as would result in any of the closing conditions set forth in Section 6.2(a) or (b) not being satisfied;

(g)                                  by either Parent or the Company, if the Company Meeting (including any adjournments and postponements thereof in accordance with Article II) shall have concluded without the Requisite Approval having been obtained; or

(h)                                 by the Company, at any time prior to the Company Meeting, in order to enter into a binding written agreement with respect to a Superior Proposal, provided that the Company shall have complied in all material respects with its obligations under Section 5.3 and shall have paid all amounts due pursuant to Section 7.3(b)(ii) in accordance with the terms, and at the times, specified therein.

A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination and the Section or Sections of this Agreement under which such termination is being made.  If more than one provision of this Section 7.2 is available to a terminating party in connection with a termination, a terminating party may rely on any and/or all available provisions in this Section 7.2 for any such termination.

Section 7.3                                    Effect of Termination.

(a)                                 In the event of termination of this Agreement by either the Company or Parent pursuant to Section 7.2, this Agreement will forthwith become void and have no further force or effect, without any liability of the part of Parent, AcquisitionCo, the Company, or any of their respective Subsidiaries (or any of their respective shareholders, directors, officers, employees, agents, consultants or representatives), except as provided in this Section 7.3, Section 5.1, Section 5.7, Section 5.12 and Article 8, which shall survive any termination thereof, and provided further that notwithstanding anything herein to the contrary none of Parent, AcquisitionCo or the Company shall be relieved or released from any liabilities arising out its fraud or willful and intentional breach of this Agreement.

(b)                                 The Company shall make payments to Parent, by wire transfer of immediately available funds to such accounts as Parent may designate, if this Agreement is terminated as follows:

(i)             if Parent shall terminate this Agreement pursuant to Section 7.2(d), then the Company shall pay the sum of $8 million (the “Company Termination Fee”) on the second Business Day following such termination;

(ii)          if the Company shall terminate this Agreement pursuant to Section 7.2(h), then the Company shall pay the Company Termination Fee prior to or concurrently with such termination;

(iii)       if (A) either party shall terminate this Agreement pursuant to Section 7.2(g) and (B) at any time after the date hereof and at or before the date of the Company Meeting, an Acquisition Proposal shall have been made or publicly announced or communicated to the Company Board by any Person other than Parent and be still pending at the time of such termination or have been withdrawn less than ten (10) days prior to the date of such termination, and (C) within 12 months of the date of such termination of this Agreement, the Company or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that, for purposes of this subsection (iv), any reference to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50% or more”), then the Company shall pay the Company Termination Fee, less any amount previously paid by the Company to Parent pursuant to this Section 7.3(b), on the second Business Day following the consummation of such Acquisition Proposal; and

(iv)      if (A) either party shall terminate this Agreement pursuant to Section 7.2(c) or Parent shall terminate this Agreement pursuant to Section 7.2(e) and (B) at any time after the date hereof and before such termination an Acquisition Proposal shall have been publicly announced by any Person other than Parent and be still pending at the time of such termination or have been withdrawn less than ten (10) days prior to the date of such termination and (C) within 12 months of the date of such termination of this Agreement, the Company or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that, for purposes of this subsection (v), any reference to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50% or more”), then the Company shall pay the Company Termination Fee, less any amount previously paid by the Company to Parent pursuant to this Section 7.3(b), on the second Business Day following the consummation of such Acquisition Proposal.

(c)                                  Each of the Parties acknowledges that any amount payable pursuant to Section 7.3(b) is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent or Company in the circumstances in which such payments are due and payable and which do not involve fraud or willful and intentional breach of this Agreement, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Arrangement, which amount would otherwise be impossible to calculate with precision.  In no event shall Parent be entitled to payment of the Company Termination Fee on more than one occasion and in no event shall Parent, Company any of their respective Affiliates or any other Person have any right to bring or maintain any other claim, action or proceeding against

Company, Parent or any of their respective Affiliates arising out of this Agreement and of the transactions contemplated hereby or any matters forming the basis for such termination, in each case other than arising out of fraud or willful and intentional breach of this Agreement.

Section 7.4                                    Amendment.  Subject to the provisions of the Interim Order, the Plan of Arrangement and applicable Laws, this Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by a mutual written agreement signed by each of the Parties, without further notice to or authorization on the part of the Company Securityholders, and any such amendment may without limitation:

(a)                                 change the time for performance of any of the obligations or acts of the Parties;

(b)                                 waive any inaccuracies or modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)                                  waive compliance with or modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and

(d)                                 waive compliance with or modify any mutual conditions precedent contained in this Agreement.

Section 7.5                                    Waiver.  Any Party may (a) extend the time for the performance of any of the obligations or acts of the other Party, (b) waive compliance, except as provided in this Agreement, with any of the other Party’s agreements or the fulfillment of any conditions to its own obligations contained in this Agreement, or (c) waive inaccuracies in any of the other Party’s representations or warranties contained in this Agreement or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1                                    Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.2                                    Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt.  However, if notice is delivered after 5:00 p.m. local time or if such day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day.  Notice shall be sufficiently given if delivered (either in Person, by courier service or other personal method of delivery), or if transmitted by facsimile or email to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)                                 if to Parent or AcquisitionCo:

Nabors Industries Ltd.

Crown House

Second Floor

4 Par-la-Ville Road

Hamilton, HM 08

Bermuda

Attention: Corporate Secretary

with a copy to

Nabors Corporate Services, Inc.

515 West Greens Road, Suite 1200

Houston, Texas 66057
Attn: General Counsel
Fax: (281) 775-4327
E-Mail: general.counsel@nabors.com

and with copies (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP
28 Liberty Street
New York, New York 10005
Attn: Charles Conroy
          Scott Golenbock
Fax: (212) 822-5671
        (212) 822-5181
E-Mail: CConroy@milbank.com
              SGolenbock@milbank.com

(b)                                 if to the Company:

Tesco Corporation
Westway Plaza, 11330 Clay Road, Suite 350
Houston, TX 77041
Attn: Brian Kelly
Phone: (713) 359-7146
E-Mail: Brian_Kelly@TescoCorp.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP
1301 McKinney, Suite 5100
Houston, Texas 77010
Attn:  Brian P. Fenske
Fax: (713) 651-5242
E-Mail: brian.fenske@nortonrosefulbright.com

and

Norton Rose Fulbright Canada LLP
Suite 3700, 400 3rd Avenue SW
Calgary, Alberta T2P 4H2
Canada
Attn:  Jamie L. Gagner
Fax:  (403) 264-5973
E-Mail:  jamie.gagner@nortonrosefulbright.com

Section 8.3                                    Governing Law; Jurisdiction.

(a)                                 This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Arrangement shall be governed by, and construed in accordance with, the internal laws of the Province of Alberta, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of law principles of the Province of Alberta.

(b)                                 Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby for any reason other than the failure to serve process in accordance with this Section 8.3, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such action or proceeding; provided that, with respect to any action or proceeding arising out of or relating to the approval and effects of the Arrangement, the legal duties of the Company Board and any other matters relating to the internal corporate governance of the Company or AcquisitionCo, each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court.  Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 8.2.  The consents to jurisdiction set forth in this Section 8.3 shall not constitute general consents to service of process in the Province of Alberta and shall have no effect for any purpose except as provided in this Section 8.3 and shall not be deemed to confer rights on any person other than the parties.  The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.  In addition, each of the Parties agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and irrevocably waives any and all right to trial by jury with respect to any action related to or arising out of this Agreement or the Arrangement.

Section 8.4                                    Injunctive Relief.  The Parties agree that irreparable harm may occur for which money damages might not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law.  Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.

Section 8.5                                    Time of Essence.  Time shall be of the essence in this Agreement.

Section 8.6                                    Entire Agreement, Binding Effect, Assignment and References.  This Agreement (including the exhibits and schedules hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement and the other Transaction Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided in this Agreement, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies under this Agreement.  This Agreement shall be binding upon and shall endure to the benefit of the Parties and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the Parties without the prior written consent of the other Party.

Section 8.7                                    No Liability.  No director or officer of Parent shall have any personal liability whatsoever to the Company under this Agreement, or any other document delivered in connection with the transactions contemplated on behalf of Parent.  No director or officer of the Company shall have any personal liability whatsoever to Parent under this Agreement, or any other document delivered in connection with the transactions contemplated by this Agreement on behalf of the Company.

Section 8.8                                    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

Section 8.9                                    Counterparts, Execution.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF Parent, AcquisitionCo and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TESCO CORPORATION

By:	/s/ Fernando R. Assing
Name: Fernando R. Assing
Title: President and CEO

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
Name: Mark D. Andrews
Title: Corporate Secretary

NABORS MAPLE ACQUISITION LTD.

By:	/s/ Julia Wright
Name: Julia Wright
Title: Vice President and General Counsel

SCHEDULE A
PLAN OF ARRANGEMENT UNDER SECTION 193 OF THE
ALBERTA BUSINESS CORPORATIONS ACT

ARTICLE 1
INTERPRETATION

1.1                               Definitions.  Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following words and terms have the meanings set out below:

“ABCA” means the Business Corporation Act (Alberta);

“AcquisitionCo” means Nabors Maple Acquisition Ltd., a corporation organized under the laws of Alberta, Canada;

“Arrangement Agreement” means the arrangement agreement dated effective August 13, 2017 to which this Plan of Arrangement is attached as Schedule A, as the same may be amended, varied or supplemented from time to time in accordance with its terms;

“Arrangement Resolution” means the special resolution of the Company Securityholders approving the Plan of Arrangement which is to be considered at the Company Meeting substantially in the form of Schedule B to the Arrangement Agreement;

“Arrangement” means an arrangement under section 193 of the ABCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the Arrangement Agreement or the Plan of Arrangement or at the direction of the Court in the Final Order (provided that any such amendment or variation is acceptable to both Parent and the Company, each acting reasonably);

“Business Day” means any day, other than a Saturday, a Sunday or a day on which the banks in New York or Calgary are authorized by Law or executive order to be closed;

“Company” means Tesco Corporation, a corporation organized under the laws of Alberta, Canada;

“Company Meeting” means the special meeting of Company Shareholders and the other Company Securityholders, including any adjournment or postponement thereof in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Company Option” means each option to acquire Company Shares granted under any of the Company Stock Incentive Plans or otherwise;

“Company Restricted Stock Unit” means each award of a right entitling the recipient to receive, upon vesting or settlement as applicable, Company Shares or a cash amount based on the value of Company Shares, including the right to receive such payment on a deferred basis and including awards referred to as performance stock units or otherwise based on the achievement of performance metrics;

“Company Securityholders” means, collectively, the holders of Company Shares, Company Restricted Stock Units and Company Options;

“Company Shareholders” means the holders of Company Shares;

“Company Shares” means the common shares, without par value, in the authorized share capital of Company;

“Company Stock Incentive Plans” means, collectively, the Amended and Restated Company 2005 Incentive Plan, the Company 2017 Long-Term Incentive Plan and the Company Employee Stock Savings Plan;

“Consideration” has the meaning ascribed thereto in the Arrangement Agreement;

“Court” means the Court of Queen’s Bench of Alberta;

“Depositary” means such Person as Parent and the Company may jointly appoint, each acting reasonably, to act as depositary in relation to the Arrangement;

“Dissent Rights” has the meaning ascribed thereto in Section 4.1(a) hereof;

“Dissent Shares” means Company Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights;

“Dissenting Shareholder” means a registered Company Shareholder who has duly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Company Shares in respect of which Dissent Rights are validly exercised by such Company Shareholder;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means the time on the Effective Date that the Arrangement will be deemed to have been completed, which shall be 12:01 a.m. (Alberta time) on the Effective Date or such other time as agreed to by Parent, AcquisitionCo and Company in writing;

“Excess Securities” has the meaning ascribed thereto in Section 3.2 hereof;

“Final Order” means the final order of the Court pursuant to Section 193 of the ABCA, in a form acceptable to Parent and the Company, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both Parent and the Company, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Parent and the Company, each acting reasonably) on appeal;

“Governmental Entity” means:  (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry, bureau or agency, domestic or foreign; (b) any stock exchange; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;

“Interim Order” means the interim order of the Court contemplated by Section 2.3 of the Arrangement Agreement and made pursuant to Section 193(4) of the ABCA, in a form acceptable to Parent and the Company, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of Parent and the Company, each acting reasonably;

“Law” or “Laws” means any domestic or foreign, federal, state, provincial or local law (statutory, common or otherwise), constitution, by-law, ordinance, principle of law and equity, rule, injunction, determination, award, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity, and any terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are binding upon or applicable to such Party and/or its Subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its Subsidiaries or its or their business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal to be delivered by the Company to the Company Shareholders;

“Liens” means any hypothecations, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third party interest, deed of trust, lease, license, condition, covenant, restriction, option to purchase or lease or otherwise acquire any interest, easement, encroachment, right of way or other title defect, third party right or encumbrance of any kind or nature, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Market Value” means 0.68 multiplied by the closing price of one Parent Share on the NYSE on the last trading day prior to the Effective Date.

“NYSE” means the New York Stock Exchange;

“Parent” means Nabors Industries Ltd., a Bermuda exempted company;

“Parent Shares” means the shares of common stock, par value $0.001, of Parent;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement and any amendments or variations hereto made in accordance with Section 7.4 of the Arrangement Agreement and this plan of arrangement;

“Purchaser” means Parent or AcquisitionCo;

“Share Consideration” means, for each Company Share, 0.68 Parent Shares;

“Tax Act” means the Income Tax Act (Canada); and

“Withholding Obligation” has the meaning ascribed thereto in Section 5.1(e) hereof.

1.2                               Interpretation Not Affected by Headings.  The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement.  Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section or Schedule by number or letter or both refer to the Article, Section or Schedule, respectively, bearing that designation in this Plan of Arrangement.

1.3                               Date for any Action.  If the date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

1.4                               Number and Gender.  In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.5                               References to Persons and Statutes.  A reference to a Person includes any successor to that Person.  A reference to any statute includes all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

1.6                               Currency.  Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States and “$” refers to U.S. dollars.

1.7                               Other Definitional and Interpretive Provisions.

(a)                                 References in this Plan of Arrangement to the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by those words or words of like import.

(b)                                 Any capitalized terms used in any exhibit or Schedule but not otherwise defined therein, shall have the respective meanings as defined in this Plan of Arrangement.

(c)                                  Any reference to a number of days shall refer to calendar days unless Business Days are specified.

(d)                                 The words “hereof”, “herein”, “hereto”, “hereunder”, and “hereby” and words of like import used in this Plan of Arrangement shall refer to this Plan of Arrangement as a whole and not to any particular provision of this Plan of Arrangement.

(e)                                  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any person include the successors and permitted assigns of that person.

(f)                                   References to a particular statute or other Law shall be to such statute or other Law and the rules, regulations and published legally binding policies made thereunder, as in force as at the date of this Plan of Arrangement, and as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute or other Law thereto, unless otherwise expressly provided, supplements or supersedes any such statute or other Law or any such rule, regulation or legally binding policy.

ARTICLE 2
EFFECT OF ARRANGEMENT

2.1                               Arrangement Agreement.  This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement.  Other than as expressly provided for herein, no portion of this Plan of Arrangement shall take effect with respect to any Party or person until the Effective Time.

2.2                               Binding Effect.  At the Effective Time, the Arrangement shall without any further authorization, act or formality on the part of the Court become effective and be binding at and after the Effective Time upon Parent, AcquisitionCo, Purchaser, Company, the Company Securityholders, including Dissenting Shareholders, the Depositary and the registrar and transfer agent of Company.

ARTICLE 3
ARRANGEMENT

3.1                               Arrangement.  Commencing at the Effective Time, the following shall occur and shall be deemed to occur consecutively in the following order, each occurring five minutes following completion of the previous event without any further authorization, act or formality:

(a)                                 Each Dissent Share shall be transferred by such Dissenting Shareholder to AcquisitionCo (free and clear of any Liens) in accordance with, and for the consideration contemplated in, Article 4;

(b)                                 Each Company Option that is outstanding immediately prior to the Effective Time shall be fully vested and exercisable pursuant to the provisions of the applicable Company Stock Incentive Plan and award agreements, by virtue of the Acquisition and without any further action by Parent, AcquisitionCo, the Company or the holder of that Company Option, and shall be cancelled in consideration for the right to receive an amount in cash (less any required withholding Taxes) payable by the Company as soon as reasonably practicable following the Effective Time, without interest, equal to the product of (i) the excess of (A) the Market Value per Company Share over (B) the exercise price per share of each Company Option, multiplied by (ii) the aggregate number of Company Shares that may be acquired upon exercise of such Company Option immediately prior to the Effective Time; provided that, each Company Option with an exercise price per share that is equal to or more than the Market Value shall be cancelled for no consideration.

(c)                                  Each Company Restricted Stock Unit that is outstanding immediately prior to the Effective Time shall be fully vested pursuant to the provisions of the applicable Company Stock Incentive Plan and award agreements, by virtue of the Acquisition and without any further action by Parent, AcquisitionCo, the Company or the holder of that Company Restricted Stock Unit, and shall be cancelled in consideration for the right to receive an amount in cash (less any required withholding Taxes) payable by the Company as soon as reasonably practicable following the Effective Time, without interest, equal to the Market Value per Company Share multiplied by the aggregate number of Company Shares represented by such Company Restricted Stock Unit immediately prior to the Effective Time.  Notwithstanding anything herein to the contrary, all amounts payable in respect of a Company Restricted Stock Unit shall be paid in accordance with the terms of the applicable Company Stock Incentive Plan, award agreement and Board approval, as applicable.  For purposes of the foregoing, each outstanding Company Restricted Stock Unit that is subject to a performance-based vesting requirement shall become fully vested and converted as provided above based upon the number of units at the “target” level of performance applicable to such award.

(d)                                 The following shall occur:

(i)                                     each Company Share (other than any Dissent Share) shall be transferred to AcquisitionCo (free and clear of any Liens);

(ii)                                in respect of each Company Share transferred in Section 3.1(d)(i), Parent shall issue the Share Consideration to each Company Shareholder;

(iii)                             AcquisitionCo shall issue to Parent that number of common shares of AcquisitionCo equal in value to the aggregate Share Consideration (based on a value of $1.00 per share) as consideration for Parent having issued the Share Consideration in Section 3.1(d)(i); and

(iv)                              there shall be added to the stated capital account maintained by AcquisitionCo for its common shares an amount equal to the fair market value of the Share Consideration issued by Parent in Section 3.1(d)(ii);

(e)                                  with respect to each Company Share transferred in accordance with Section 3.1(a) or Section 3.1(d):

(i)                                     the registered holder thereof shall cease to be the registered holder of such Company Share and shall cease to have any rights in respect of such Company Share and the name of such registered holder shall be removed from the register of Company

Shareholders as of the time of transfer prescribed in Section 3.1(a) or Section 3.1(d), as applicable;

(ii)                                  the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer such Company Share; and

(iii)                               AcquisitionCo will be the holder of all of the outstanding Company Shares as of the time of transfer prescribed in Section 3.1(a) or Section 3.1(d), as applicable, and the central securities register of Company shall be revised accordingly and AcquisitionCo shall be entitled to all of the rights and privileges attached to the Company Shares; and

(f)                                   the transfers, exchanges, issuances and terminations provided for in this Section 3.1 will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.

3.2                               No Fractional Shares.  No fractional Parent Shares shall be issued upon the surrender of Company Share certificates for exchange, and any such fractional share interests to which a former Company Shareholder would otherwise have been entitled will not entitle such former Company Shareholder to vote or to any other rights of a holder Parent Shares.  In lieu of any such fractional Parent Shares, each former Company Shareholder otherwise entitled to fractional Parent Shares shall receive the nearest whole number of Parent Shares. For greater certainty, where such fractional interest is greater than or equal to 0.5, the number of Parent Shares to be issued shall be rounded up to the nearest whole number of Parent Shares and where such fractional interest is less than 0.5, the number of Parent Shares to be issued shall be rounded down to the nearest whole number of Parent Shares.

ARTICLE 4
DISSENT RIGHTS

4.1                               Dissent Rights

(a)                                 Each registered Company Shareholder may exercise rights of dissent (“Dissent Rights”) with respect to Company Shares held by such Company Shareholder pursuant to Section 191 of the ABCA, as modified by the Interim Order and this Section 4.1(a); provided that, notwithstanding subsection 191(5) of the ABCA, the written objection to the Arrangement Resolution referred to in subsection 191(5) of the ABCA must be received by the registered Company Shareholder to the Company by not later than 4:00 p.m. (Eastern time) two Business Days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time).  Dissenting Shareholders who:

(i)                                     are ultimately entitled to be paid by AcquisitionCo fair value for their Dissent Shares, shall be deemed to have transferred such Dissent Shares (without any further authorization, act or formality and free and clear of any Liens) to AcquisitionCo in accordance with Section 3.1(a) as of the time prescribed in Section 3.1(a) at the fair value of the Dissent Shares, which fair value, notwithstanding anything to the contrary contained in the ABCA, shall be determined as of the Effective Time; or

(ii)                                  are ultimately not entitled, for any reason, to be paid by AcquisitionCo fair value for their Dissent Shares, shall be deemed to have participated in the Arrangement in respect of those Company Shares on the same basis as a non-dissenting Company Shareholder and shall be entitled to receive, and shall receive, only the consideration set forth in Section 3.1(d).

(b)                                 In no event shall Parent, AcquisitionCo, Purchaser, Company, the Depositary or any other person be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Company Shares or any interest therein (other than the rights set out in this Section 4.1) at or after the Effective Time, and at the Effective Time the names of such Dissenting Shareholders shall be deleted from the central securities register of Company as at the Effective Time.

(c)                                  For greater certainty, in addition to any other restrictions in the Interim Order, no person shall be entitled to exercise Dissent Rights with respect to Company Shares in respect of which a person has voted or has instructed a proxy holder to vote in favor of the Arrangement Resolution.

ARTICLE 5
EXCHANGE OF CERTIFICATES

5.1                               Certificates and Payments

(a)                                 Following receipt of the Final Order and prior to the Effective Time, Parent shall deliver or arrange to be delivered to the Depositary the Consideration, including certificates or Direct Registration System Advices representing the Parent Shares required to be issued to the Company Shareholders in accordance with Section 3.1(d) hereof, which Parent Share evidence shall be held by the Depositary as agent and nominee for such former Company Shareholders for distribution to such former Company Shareholders in accordance with the provisions of Article 5 hereof.

(b)                                 Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Company Shares that were transferred pursuant to Section 3.1(d), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Company Shareholder represented by such surrendered certificate shall be entitled to receive in exchange therefor the Consideration to which the holder is entitled to receive in respect of the Company Shares represented by such certificate, and the Depositary shall deliver to such Company Shareholder the Consideration, which such Company Shareholder has the right to receive under the Arrangement for such Company Shares and any certificate so surrendered shall forthwith be cancelled.

(c)                                  Until surrendered as contemplated by this Section 5.1, each certificate that immediately prior to the Effective Time represented Company Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender the Consideration to which the holder is entitled to receive in lieu of such certificate as contemplated in this Section 5.1. Any such certificate formerly representing Company Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Company Shares of any kind or nature against or in Parent, AcquisitionCo, Purchaser or Company.  On such date, all Consideration to which such former holder was entitled shall be deemed to have been surrendered and forfeited to Parent.

(d)                                 In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares that were transferred pursuant to Section 3.1(d) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, the Consideration deliverable in accordance with such holder’s Letter of Transmittal.  When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such Consideration is to be delivered shall as a condition precedent to the delivery of such Consideration, give a bond satisfactory to Parent and the Depositary (acting reasonably) in such sum as Parent may direct, or otherwise indemnify Parent and Company in a manner satisfactory to Parent and Company, acting reasonably, against any claim that may be made against Parent, AcquisitionCo, Purchaser and Company with respect to the certificate alleged to have been lost, stolen or destroyed.

(e)                                  Parent, AcquisitionCo, Purchaser, Company or the Depositary shall be entitled to deduct and withhold from any amount payable to any Person under the Plan of Arrangement, such amounts as Parent, AcquisitionCo, Purchaser, Company or the Depositary are required to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986, as amended, or any provision of any other applicable Law in respect of Taxes (a “Withholding Obligation”).  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate taxing authority.  To the extent that any amount so required to be deducted or withheld from any payment to any Person exceeds the amount of cash otherwise payable to such Person, Parent, AcquisitionCo, Company or the Depositary shall also have the right to withhold such number of Parent Shares otherwise issuable to such Person pursuant to this Plan of Arrangement as would be necessary to produce sale proceeds (after deducting reasonable commissions payable to the broker and other reasonable costs and expenses) sufficient to fund any Withholding Obligation in respect of such Person; provided that Parent, the Company, AcquisitionCo or the Depositary, as applicable, shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale; and provided, further, that no sales of any such Parent Shares shall occur in any jurisdiction in which such sales are not permitted under applicable Law.

(f)                                   Any exchange or transfer of Company Shares pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

(g)                                  No dividend or other distribution declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Company Shares unless and until the holder of such certificate shall have complied with the provisions of this Section 5.1. Subject to applicable Law and to this Section 5.1, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Parent Shares.

ARTICLE 6
AMENDMENTS

6.1                               Amendments

(a)                                 Parent and Company reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time (including, for greater certainty, as contemplated in Section 2.2 of the Arrangement Agreement), provided that any such amendment, modification or supplement must be contained in a written document which is filed with the Court and, if made following the Company Meeting, then:  (i) approved by the Court, and (ii) if the Court directs, approved by the Company Shareholders and communicated to the Company Shareholders if and as required by the Court, and in either case in the manner required by the Court.

(b)                                 Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement, if agreed to by Company and Parent, may be proposed by Company and Parent at any time prior to or at the Company Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting shall become part of this Plan of Arrangement for all purposes.

(c)                                  Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting will be effective only if it is consented to by each of Company and Parent and, if required by the Court, by some or all of the Company Shareholders voting in the manner directed by the Court.

(d)                                 Any amendment, modification or supplement to this Plan of Arrangement may be made by Company and Parent without the approval of or communication to the Court or the Company Shareholders, provided that it concerns a matter which, in the reasonable opinion of Company and Parent is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Company Shareholders.

(e)                                  Notwithstanding the foregoing provisions of this Article 6, no amendment, modification or supplement of this Plan of Arrangement may be made prior to the Effective Time except in accordance with the terms of the Arrangement Agreement.

ARTICLE 7
FURTHER ASSURANCES

7.1                               Further Assurances.  Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out in this Plan of Arrangement.

SCHEDULE B
ARRANGEMENT RESOLUTION

1.                                      The arrangement (as may be amended, supplemented or varied, the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta) (the “ABCA”) involving Tesco Corporation (the “Company”), its securityholders, Nabors Industries Ltd. (“Parent”) and Nabors Maple Acquisition Ltd. (“AcquisitionCo”), all as more particularly described and set forth in the plan of arrangement (as may be amended, supplemented or varied, the “Plan of Arrangement”) attached to the Management Information Circular of the Company dated [•] (the “Circular”), is hereby authorized and approved.

2.                                      The Arrangement Agreement dated effective August 13, 2017 among Parent, AcquisitionCo and the Company (as may be amended, supplemented or varied from time to time, the “Arrangement Agreement”), which includes the Plan of Arrangement, the full text of which is set out in Schedule A to the Arrangement Agreement, the actions of the directors of the Company in approving the Arrangement, the Arrangement Agreement and the Plan of Arrangement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and the Plan of Arrangement and causing the performance by the Company of its obligations thereunder are hereby confirmed, ratified, authorized and approved.

3.                                      The Company is hereby authorized to apply for a final order from the Court of Queen’s Bench of Alberta (the “Court”) to approve the Arrangement in accordance with and subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement.

4.                                      Notwithstanding that this resolution has been passed (and the Arrangement authorized, approved and agreed) by the securityholders of the Company or that the Arrangement has been approved by the Court in accordance with the ABCA, the directors of the Company are hereby authorized and empowered without further approval of the securityholders of the Company (i) to amend, modify, supplement or vary the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement and the Plan of Arrangement, and (ii) subject to the terms and conditions of the Arrangement Agreement, not to proceed with the Arrangement.

5.                                      Any one director or officer of the Company is hereby, authorized, empowered and directed, for and on behalf of the Company, to execute or cause to be executed, and to deliver or cause to be delivered all such documents, and to do or cause to be done all such acts and things as in such person’s determination may be necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement and the Plan of Arrangement (including the execution and delivery of articles of arrangement), such determination to be conclusively evidenced by the execution and delivery of such documents or the doing of such acts or things.